UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14A-12

RESMED INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder,

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 15, 2012, at 3:00 p.m. US Pacific Time (Friday, November 16, 2012, at 10:00 a.m. Australian Eastern Time) in our corporate office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA.

The attached notice of meeting and proxy statement contain information about the meeting’s business, the nominees for election as directors and the other proposals. This year we ask you to: (1) elect three directors; (2) approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement; (3) approve an amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan, increasing the number of shares available for issuance; (4) ratify the selection of our independent auditors for fiscal year 2013; and (5) transact other business that may properly come before the annual meeting or any continuation or postponement of it.

Your vote is important. We are again promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. If you plan to attend the annual meeting, you will need proof of ownership of our common stock as of 4:00 p.m. (US Eastern Time) on Monday, September 17, 2012. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting by Attending our Annual Meeting” in the proxy statement.

Very truly yours,

Peter C. Farrell

Chairman of the Board,

Chief Executive Officer and President

Notice of Annual Meeting of Stockholders of ResMed Inc.

Date:	Thursday, November 15, 2012, at 3:00 p.m. (US Pacific Time) Friday, November 16, 2012, at 10:00 a.m. (Australian Eastern Time)

Location:	ResMed Inc.’s corporate office 9001 Spectrum Center Boulevard San Diego, California 92123 USA

Items of business:

1.      Elect three directors, each to serve a three-year term. The nominees for election as directors at the 2012 annual meeting are Dr. Peter Farrell, Dr. Gary Pace and Ronald Taylor.

2.      Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.

3.      Approve an amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan, which increases the number of shares authorized for issue under the plan by 2 million shares, from 2.2 million shares to 4.2 million shares.

4.      Ratify our selection of KPMG LLP as our independent auditors for the fiscal year ending June 2013; and

5.      Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 17, 2012, at 4:00 p.m. (US Eastern Time).

Meeting admission:

Stockholders are cordially invited to attend the annual meeting. If you plan to attend the meeting, you will need proof of share ownership as of 4:00 p.m. (US Eastern Time) on Monday, September 17, 2012, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to our annual meeting. Please also note that if your shares are not registered in your name and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. Please read VOTING INSTRUCTIONS AND GENERAL INFORMATION in the proxy statement.

By order of the board of directors,

David Pendarvis

Secretary

i

ResMed Inc.

2012 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION (see pages 3 - 7)	CORPORATE GOVERNANCE (see pages 8 - 13)

Meeting: Annual meeting of ResMed stockholders

Date: Thursday, November 15, 2012

Time: 3:00 p.m., US Pacific Time

Location: ResMed’s corporate office, 9001 Spectrum Center Boulevard, San Diego, California 92123 USA

Record date: September 17, 2012

Stock symbol: RMD

Exchanges: NYSE and ASX

Common stock outstanding as of record date: 142,777,032

Registrar & transfer agent: Computershare Limited

Dividend: none in fiscal year 2012; a quarterly dividend of $0.17 per share beginning in fiscal year 2013

Corporate headquarters: 9001 Spectrum Center Boulevard, San Diego, California 92123 USA

Corporate website: www.resmed.com

Investor relations website: http://investor.resmed.com

Proposal 1 – Director nominees: three

Peter Farrell:

•     founder and chairman of the board

•     chief executive officer and president

Gary Pace:

•     lead independent director

•     chairman of nominating and governance committee

•     member of compensation committee

Ronald Taylor:

•     independent director

•     chairman of compensation committee

•     member of nominating and governance committee

Director term: three years

Director election voting standard: majority of votes cast; a director not receiving a majority is expected to tender resignation

Attendance: all nominees attended 100% of their board and committee meetings in fiscal year 2012

Stockholder rights plan: none

Corporate governance materials: http://investor.resmed.com

EXECUTIVE COMPENSATION (see pages 58 - 61)	OTHER ITEMS TO BE VOTED ON (see pages 62 - 69)

Proposal 2 – Advisory vote to approve named executive officer compensation

CEO fiscal year 2012 compensation summary:

•     Base salary: $900,000

•     Annual performance bonus: $1,080,000 based on company performance of 99% of target for global net sales, and 117% of target for net profit as a percentage of sales

•     Long-term incentives:

—    September 2011 (for service as CEO from February 2011): 34,286 restricted stock units. Grant date value: $1,065,266

—    November 2011 (for ongoing service as CEO): 250,000 stock options @ $27.58 per share, and 71,429 restricted stock units. Combined grant date value: $4,192,137

Employment Agreement: No

Change of Control Agreement: yes - double trigger; no excise-tax gross-ups; 2x multiple

Stock Ownership Guidelines: yes – three times salary; guideline met.

Hedging Policy: yes

Total Stockholder Return vs. Peers: ResMed performed above the median over one- and three-year periods, and at the 75th percentile over the last five years

FY 2013 change: begin transition to equity grant vesting subject to three-year relative stockholder return

Voting standard: majority of votes cast

Proposal 3 – Approve amendment to the 2009 employee stock purchase plan

•     Employee stock purchase plan is a broad-based plan available to all employees to purchase shares at a discount through payroll deductions

•     Adds 2 million shares, increasing shares authorized for issuance from 2.2 million to 4.2 million

Voting standard: majority of votes cast, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of common stock entitled to vote on the proposal

Proposal 4 – Ratify the selection of our independent auditors for fiscal 2013

•     KPMG LLP proposed

•     KPMG have been auditors since the IPO in 1995

Voting standard: majority of votes cast

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the company files with the US Securities and Exchange Commission. Those reports are available on the company’s website.

Voting Instructions and General Information

Delivery of and access to proxy materials

ResMed Inc. (ResMed, we, us, or our) board of directors is providing this proxy statement in connection with our 2012 annual meeting of stockholders to be held on Thursday, November 15, 2012, at 3:00 p.m. (US Pacific Time) in our corporate office, located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA, or at any continuation, postponement or adjournment of the meeting, for the purposes discussed in this proxy statement and in the accompanying notice of annual meeting and any business properly brought before the meeting.

Important notice regarding the availability of proxy materials for the 2012 annual meeting of stockholders to be held on Thursday, November 15, 2012

We expect to first make this proxy statement available to our stockholders and our holders of CHESS Units of Foreign Securities on the internet, and to mail notice and access materials on or about October 4, 2012. Our annual report on Form 10-K was filed with the US Securities and Exchange Commission (SEC) on August 14, 2012, and is available for review on our website at www.resmed.com and at the website where our proxy materials are posted at www.proxyvote.com and www.investorvote.com.au. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders via the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials (Notice) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice if your shares are listed on the New York Stock Exchange (NYSE). If you hold our CHESS Units of Foreign Securities listed on the Australian Securities Exchange (ASX), you will receive your Notice from our ASX share registry, Computershare Limited. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card via the internet. The Notice also instructs you on how you may submit your proxy via the internet.

You can, however, still receive a hard copy of our proxy materials by following the instructions contained in the Notice on how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

Stockholders are cordially invited to attend our annual meeting in person. However, please vote by internet, by toll-free number or, if you received a paper copy of the proxy materials, by completing and signing the proxy card and returning it promptly in the postage-paid envelope provided. If you choose, you may still vote in person (to change or revoke your vote) at our annual meeting even though you previously voted.

Stockholders entitled to vote

You are entitled to vote or direct the voting of your ResMed Inc. shares if you were a stockholder as of 4:00 p.m. (US Eastern Time), on September 17, 2012, the record date for our annual meeting.

Your vote is important. The shares represented by proxies (in the forms solicited by our board of directors) received by us before, or, if submitted in person, at our annual meeting, will be voted at our annual meeting. If a choice is specified on the proxy with respect to a matter to be voted on, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares represented by a properly executed proxy submitted by a record holder will be voted: (i) FOR each of the three nominees to our board listed in this proxy statement; (ii) FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); (iii) FOR approval of the amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan; and (iv) FOR ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2013.

Holders of common stock listed on the NYSE

You may vote by attending our annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice.

Holders of record. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.

Shares held in “street name”. If you hold your shares of common stock in “street name”, which means your shares are held on record by a broker, bank or nominee, you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the internet.

Holders of CHESS Units of Foreign Securities listed on the Australian Securities Exchange

If you hold our CHESS Units of Foreign Securities, you will receive a Notice from Computershare Limited, which will allow you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions from Computershare by following the instructions on the Notice provided by Computershare.

Voting by attending our annual meeting

If you attend our annual meeting and wish to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

Broker voting and broker non-votes

If your broker holds your common stock in “street name” and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals considered “routine” under NYSE rules. The only proposal considered “routine” is the proposal to ratify our auditor selection. If you do not provide direction to your broker with respect to this proposal, your broker may continue to exercise its discretion to vote your shares. The election of directors, the amendment to the employee stock purchase plan, and the advisory vote on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in “street name” or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors or the advisory vote regarding our executive compensation, as these matters are generally determined based on the number of votes cast and broker non-votes are not considered votes cast. Broker non-votes may have an effect on the proposal relating to the amendment of the employee stock purchase plan, since broker non-votes do not count as votes cast and this proposal requires at least 50% of the outstanding shares of common stock entitled to vote to be cast.

Internet voting closes in the US at 11:59 p.m. (US Eastern Time) on November 14, 2012, for shares traded on the NYSE and 10:00 a.m. (Australian Eastern Time) on November 15, 2012, for holders of CHESS Units of Foreign Securities listed on the Australian Securities Exchange.

Your vote is important. We encourage you to submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS nominee, as applicable. This will ensure that your shares are voted at our annual meeting.

Solicitation of proxies. The cost of soliciting proxies will be borne by us. After the original delivery of the Notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the Notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

List of stockholders. In accordance with Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting in our corporate office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. local time.

How many votes are required?

Only record holders of our common stock as of the close of business on September 17, 2012, at 4:00 p.m. US Eastern Time (the record date) are entitled to receive notice of, and to vote at, our annual meeting. At the record date we had outstanding 142,777,032 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 142,777,032 votes may be cast on each matter to be considered at our annual meeting.

To constitute a quorum to conduct business, a majority of the outstanding shares entitled to vote must be represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes (“street name” shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee has not been empowered to vote on a particular proposal and has not been instructed to vote on the proposal by the beneficial owner of the shares) will be counted as shares represented at our annual meeting for purposes of determining a quorum.

Proposal 1 – Directors will be elected by a majority of the votes cast in person or by proxy, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.

Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. We will publicly disclose the committee’s determination regarding the tendered resignation and the rationale behind the decision in a current report on Form 8-K filed with the SEC.

Proposal 2 – The advisory vote to approve our executive compensation (“say-on-pay” vote) requires the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board of directors values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation principles, policies and procedures.

Proposal 3 – Approval of the proposed amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan (ESPP), requires the affirmative vote of a majority of shares cast in person or by proxy, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of common stock entitled to vote on the proposal. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which are referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our common stock. Once this requirement is met, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast. The approval of an amendment to an equity plan is a matter on which brokers or other nominees are not empowered to vote without direction from the beneficial owner. Thus, broker non-votes can result from this proposal and make it difficult to satisfy the NYSE Votes Cast requirement. Abstentions have the effect of a vote against the proposal.

Proposal 4 – The proposal regarding the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2013, requires the affirmative vote of a majority of the aggregate votes cast in person or by proxy. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, so we do not expect broker non-votes to result from the vote on proposal 4. Any broker non-votes that may result will not affect the outcome of this proposal.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holders of record

•	Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•	Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•

Revoking by internet or by telephone before 11:59 p.m. (US Eastern Time) on November 15, 2012, for shares traded on the NYSE and 10:00 a.m. (Australian Eastern Time) on November 14, 2012, for holders of CHESS Units of Foreign Securities listed on the ASX; or

•	Attending the 2012 annual meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

Stock held by brokers, banks and nominees; and CHESS Units of Foreign Securities

•

You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

Stockholder proposals for 2013 annual meeting

We expect to hold our 2013 annual meeting of stockholders in November 2013. For stockholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Securities Exchange Act to be considered for inclusion in our proxy statement for our 2013 annual meeting, we must receive them at our principal executive office in San Diego, California, USA, on or before June 4, 2013.

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2013 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 17, 2013, and no later than September 6, 2013.

Our bylaws require a stockholder’s notice of a proposed business item or nominee to include: (1) a brief description of the business desired to be brought before the meeting; (2) the reasons for conducting that business at the meeting; (3) any material interest of the stockholder, beneficial owner, participants with such stockholder in the solicitation, associate of such stockholder, and any other person acting in concert with such stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity); (4) the beneficial owner, if any, on whose behalf the proposal is made; and (5) if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment. If the stockholder proposes to nominate a director, the notice must include all information relating to the nominee that is required to be disclosed under applicable SEC rules. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons: (1) the name and address of the Proposing Person, as they appear on our books; (2) the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Persons; (3) a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination; (4) a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and (5) as to each Proposing Person: (A) the full notional amount of any securities that, directly or indirectly, underly any derivative security; (B) any rights to dividends on any shares of the company beneficially owned by such Proposing Person that are separated or separable from the underlying security; (C) any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates; (D) any other material relationship between the Proposing Person and the company, its affiliates or principal competitors; (E) any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and (F) any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee: (1) all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person; (2) all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12; (3) a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in such solicitation, on the other hand; and (4) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

Corporate Governance

Board independence

Our board of directors has determined that six of our seven directors, Messrs. Pace, Quinn, Roberts, Sulpizio, Taylor and Wareham, are independent members of our board of directors under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board also determined that each member of the audit, nominating and governance, and compensation committees is independent as required by the applicable listing standards of the NYSE and that each member of the audit committee is independent as required by the applicable laws of the SEC. The board determined that Dr. Farrell has a material relationship with us as our executive officer that prohibits him from being considered independent under applicable standards.

The following specific relationships or transactions were considered by our board of directors in making its independence decisions:

•

During fiscal year 2012, Dr. Farrell served as chairman of the board of QRxPharma Limited, a clinical-stage specialty pharmaceutical company listed on the ASX. Mr. Quinn and Dr. Pace are also directors of QRxPharma. Dr. Pace is a co-founder and director of QRxPharma and continues to work with QRxPharma as a consultant. We do not do any business with QRxPharma.

•

During fiscal year 2012, we invested an additional $250,000 in Sova Pharmaceuticals, (“Sova”) a company of which Dr. Pace is a founder and director. Our total cumulative amount invested in Sova at the end of fiscal year 2012 was $505,000. Sova is a pharmaceutical development company targeting central sleep apnea. In addition, during 2012, we continued to hold an equity investment of approximately $500,000 in Sanitas, Inc., a company in which Dr. Pace holds an equity investment of approximately $50,000. These investments were approved by our board without Dr. Pace’s participation.

•

Mr. Quinn’s son, Matthew Quinn, serves as the head of facility management for one of our Australian-based subsidiaries. Mr. Matthew Quinn is not a ResMed executive officer. For a more complete description, see “Transactions with Related Persons.”

•	Dr. Roberts served as an executive officer from 1992 through 2003. He has not been affiliated with us, other than being one of our directors, during the intervening approximate ten years.
•

Drs. Pace and Roberts, and Mr. Quinn have each served as directors for more than ten years. The board considered that the length of their tenure had not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their independence.

Our board determined that these matters did not prevent Dr. Pace, Dr. Roberts or Mr. Quinn from being considered independent under applicable standards.

Meetings and director attendance

During fiscal year 2012, each director attended 100% of the meetings of our board of directors and of the committees on which the director served. Our board of directors and standing committees met as follows:

Regular board: 4 meetings;

Compensation committee: 6 meetings;

Audit committee: 8 meetings; and

Nominating and governance committee: 4 meetings.

During each regular meeting, our independent directors met without management present, and our lead director led those sessions. In addition to meetings, the members of our board of directors and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All directors were present for our 2011 annual stockholders meeting. We encourage directors to attend our annual meetings and generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board oversight of risk

The general risk oversight function is retained by the full board while the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically provide updates to the board of directors regarding significant risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility

Audit committee	Overseeing financial risk, capital risk, financial compliance risk and internal controls over financial reporting.

Compensation committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.

Nominating and governance committee	Evaluating each director’s independence and the effectiveness of our corporate governance guidelines and code of business conduct and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board leadership structure

From our founding through January 2008, we did not separate the roles of chairman of the board and chief executive officer. We separated the two roles when Dr. Farrell ceased serving as our chief executive officer from January 2008 through February 2011 and continued to serve as our chairman. Effective February 1, 2011, the board accepted the resignation of our then-current chief executive officer and president and reviewed and approved the appointment of Dr. Farrell, our chairman, as the chief executive officer and president, thereby combining the roles of chairman and chief executive officer.

The board of directors continues to believe that having Dr. Farrell, our founder and chief executive officer, serve as the chairman of the board is the most appropriate leadership structure for us and in the best interest of our stockholders. Combining the two roles provides an efficient and simple structure more likely to result in an alignment between the strategic objectives approved by the board and the strategic plans and tactics implemented by management. In addition, Dr. Farrell has been our chairman since our founding in 1989, and over that time, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role as chairman provides leadership continuity.

The board also believes that Dr. Farrell is uniquely suited to effectively perform the dual roles of providing leadership to the board of directors as chairman, and managing our business on a day-to-day basis as chief executive officer. As our founder and chief executive officer for over 20 years, Dr. Farrell provides deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address and the technology we develop. For this reason, Dr. Farrell is uniquely suited to understand the challenges faced by management and to serve as a liaison between the board of directors and management.

In addition to these advantages from combining the two roles, the board believes our leadership structure mitigates the potential risks. First, other than Dr. Farrell, our board of directors is comprised entirely of independent directors, which provides an independent counterbalance to an executive chairman.

Second, the board believes that the role of independent lead director provides an additional structure enabling an effective independent board. Our lead director role is filled by our then-current nominating and governance committee chairman. The primary responsibilities of the lead director are to preside over board meetings in the absence of the chairman, call, establish the agenda for and preside over meetings of the independent directors, act as a liaison between the independent directors and chairman, guide the chairman on board meeting agendas as well as the adequacy of information to be presented, communicate with stockholders as appropriate, and other duties that may be delegated by the board, independent directors, chairman or the nominating and governance committee. Finally, all of the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.

For the reasons discussed above, our board of directors believes the combined roles are in our best interest at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board of directors continues to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors

The board of directors has three standing committees to assist in the management of our affairs: compensation, nominating and governance, and audit. A copy of the charters for each of these standing committees can be found on our website at www.resmed.com. In addition, in February 2011 the board formed an ad hoc committee, the chief executive officer succession committee.

Below is a summary of our committee structure and membership information for fiscal year 2012 and currently.

Independent director	Compensation committee	Nominating and governance committee	Audit committee	CEO succession committee

Gary Pace	member	chairman	-	chairman

Michael Quinn	-	member	chairman	-

Christopher Roberts	-	member	member	-

Richard Sulpizio	member	member	-	-

Ronald Taylor	chairman	member	-	member

John Wareham	-	member	member	member

Compensation committee

The compensation committee currently consists of Ronald Taylor (chairman), Gary Pace and Richard Sulpizio. The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers and executives;
•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and
•	advise the board regarding the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief administrative officer and global general counsel, our leaders in human resources and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer and chairman of the board, as appropriate, for recommendations and information regarding compensation, particularly with regard to the direct reports to the office of the chief executive officer. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside of the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

During fiscal year 2012, the committee retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. The consultant was engaged to render advisory services and to serve as the committee’s independent compensation consultant in connection with compensation-related matters for our executives and board of directors. During fiscal year 2012, these compensation matters included assessing our executive compensation program, including salaries, target and actual bonuses, and long-term incentive equity grants. The consultant also advised the compensation committee regarding board compensation, including board fees and equity grants. The consultant provided the committee with information regarding industry trends, best practices, and regulatory changes. Companies included in the peer group for competitive comparisons were initially proposed by the consultant and approved by the committee. The consultant was engaged directly by the committee. The consultant worked with our chief administrative officer and global general counsel, our leaders in human resources and their staff, but also communicated directly with the committee.

During fiscal year 2012, the committee also considered information provided by management from other third-party consultants we retained, primarily regarding market practices and data concerning the compensation paid in certain non-US countries.

During fiscal year 2012, the committee continued its practice of delegating to our chief administrative officer and global general counsel, authority to approve certain equity grants to newly-hired employees who were not executive officers, so long as they are within a pre-approved range based on the recipient’s position. In May 2012, the committee amended this delegation to delegate to both the chief executive officer and our chief administrative officer and global general counsel authority to approve “off-cycle” equity grants outside the annual grant process to existing as well as newly-hired employees (who were not executive officers), so long as the aggregate total of equity grants do not exceed an approved threshold and are consistent with committee determined standard terms for grants. During fiscal year 2012, under this authority, this subcommittee granted 7,750 options and 47,907 restricted stock units. The committee believes this delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All other equity grants (including grants during our annual grant process and grants to executive officers) must be pre-approved by the committee.

Nominating and governance committee

The nominating and governance committee currently consists of all of our independent directors, namely Gary Pace (chairman), Michael Quinn, Christopher Roberts, Richard Sulpizio, Ronald Taylor and John Wareham.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board of directors contribute to lasting value creation and effective representation of our stockholders; and
•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our corporate governance guidelines may be found on our website at www.resmed.com.

The nominating and governance committee identifies nominees for our board of directors by first evaluating the current members of our board of directors willing to continue to serve. Current members with qualifications and skills that are consistent with the nominating and governance committee’s criteria for board service are re-nominated. As to new candidates, the nominating and governance committee generally identifies the desired qualifications for new board members and polls our board of directors and members of management for their recommendations. The nominating and governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts and analysts. The nominating and governance committee may engage a third-party search firm to identify candidates in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The nominating and governance committee reviews the qualifications, experience and background of all candidates. The independent directors and executive management interview final candidates. In making its determinations, the nominating and governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. Although the board and the nominating and governance committee do not have a formal policy regarding diversity, the board recognizes and does consider the value of a diversity of skills, professional experience and background in evaluating the composition of the board. After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board of directors.

Recommendations received from stockholders in accordance with the stockholder nominations guidelines below will be processed and are subject to the same criteria as are candidates nominated by the nominating and governance committee. The nominating and governance committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidates recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. In order for the nominating and governance committee to consider a stockholder nomination, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors. The stockholder must also provide any other information about the candidate that would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock. All communications should be submitted in writing to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 120 days before the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting. The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2013 annual meeting.”

Audit committee

The audit committee is comprised of Michael Quinn (chairman), Christopher Roberts and John Wareham, each of whom has been determined by our board of directors to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and of the SEC. In addition, our board of directors has identified all members of the audit committee as financial experts according to the SEC’s requirements.

The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of our financial reporting;
•	our systems of internal control over financial reporting and disclosure controls and procedures; and
•	qualifications, engagement, compensation, independence, and performance of our independent auditors.

Chief executive officer succession committee

In February 2011, our board created an ad hoc committee -- the chief executive officer succession committee -- comprised of board members Messrs. Pace, Taylor and Wareham, and advised by Mr. Pendarvis and Dr. Farrell, to evaluate and oversee succession planning for the chief executive officer role. The committee is chaired by Dr. Pace, and meets on an as-needed basis.

During 2012, the board reaffirmed its current process for chief executive officer succession. The board has requested that Dr. Farrell remain as chief executive officer until the end of calendar year 2013, which he has agreed to do. In the meantime, potential internal chief executive officer candidates will continue to be evaluated. When the board decides that there are suitable internal candidates for the role, the board plans to review the qualifications of those candidates as well as potential external candidates. The process is expected to be completed by the end of calendar year 2013.

Communications with our board of directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in such communications. The secretary will forward all communications to the chairman of the nominating and governance committee.

Code of ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at www.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Proposal 1: Election of directors

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board of directors from time to time. The current authorized number of directors is seven.

The board is divided into three classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2012 has three members: Peter Farrell, Gary Pace and Ronald Taylor. Accordingly, three directors are to be elected at this annual meeting, who will hold office until the 2015 annual meeting or until the director’s earlier death, disability, resignation or removal.

On the nominating and governance committee’s recommendation, our board of directors has nominated Peter Farrell, Gary Pace and Ronald Taylor for re-election as directors at this annual meeting. We are soliciting proxies in favor of these nominees and proxies will be voted for them unless otherwise specified. If Peter Farrell, Gary Pace or Ronald Taylor become unable or unwilling to serve as directors, the proxies will be voted for the election of such other person, if any, as the board of directors designates.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current term expiration	Age	Position

Peter Farrell	2012	70	Founder, chairman of the board, chief executive officer and president; nominee for re-election

Gary Pace	2012	64	Lead director; nominee for re-election

Ronald Taylor	2012	64	Director; nominee for re-election

Michael Quinn	2013	65	Director

Richard Sulpizio	2013	61	Director

Christopher Roberts	2014	58	Director

John Wareham	2014	71	Director

The following biographical information is furnished with regard to our directors (including nominees) as of June 30, 2012.

Nominees for election at our annual meeting to serve for a three-year term expiring at the 2015 annual meeting

Founder, Chairman and Director since 1989

Peter Farrell is the founder of ResMed and has been chairman and a director since our inception in June 1989. In February 2011, Dr. Farrell resumed the role of chief executive officer and president while continuing as chairman. Dr. Farrell previously served as chief executive officer from July 1990 until December 2007; and from January 2008 through February 2011, Dr. Farrell served as our executive chairman. From our formation in 1989 until September 2004, Dr. Farrell was also our president.

From July 1984 to June 1989, Dr. Farrell served as vice president, research and development at various subsidiaries of Baxter International, Inc., and from August 1985 to June 1989, he also served as managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales where he currently serves as a visiting professor and as chairman of the UNSW Centre for Innovation and Entrepreneurship.

Dr. Farrell also serves on three faculty advisory boards at the University of California, San Diego: the Rady Business School, the Jacobs Engineering School and Health Sciences. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales for research contributions in the field of treatment with the artificial kidney.

Dr. Farrell has served as a director of NuVasive, Inc., a NASDAQ-listed company which develops and markets products for the surgical treatment of spine disorders, since 2005. Since 2007, Dr. Farrell has served as the non-executive chair of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the Australian Securities Exchange.

Dr. Farrell is a fellow or honorary fellow of several professional bodies, including a member of the National Academy of Engineering, to which he was elected in 2012. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for Health Sciences in 2005. In August 2000, he was named vice chairman of the executive council of the Harvard Medical School Division of Sleep Medicine; in July, 2010 Dr. Farrell became chairman of the executive council. He is an active philanthropist, primarily through the Farrell Family Foundation.

Dr. Farrell’s role as our founder and chief executive for over seventeen years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. This experience and training includes more than seven years of experience on the nominating and governance committee and one year of experience on the compensation committee of NuVasive, four years of experience on the nominations and remuneration committees of QRxPharma, as well as coursework specific to corporate governance from the Harvard Business School. Dr. Farrell’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Dr. Farrell’s son, Michael Farrell, is our president – Americas, and one of our executive officers. There are no other family relationships between any of our directors and executive officers.

Director since 1994 Lead Director Chairman, Nominating and Governance Committee

Gary Pace has served as our director since July 1994 and our lead director since February 2010.

Dr. Pace is a co-founder, director, and consultant to QRxPharma Limited, a clinical-stage specialty pharmaceutical company listed on the Australian Securities Exchange, and he was formerly the chairman and chief executive officer of a predecessor company to QRxPharma. In addition to ResMed, he serves as director of Transition Therapeutics, a NASDAQ and TSX-listed company developing new therapies, and as a director of Pacira Pharmaceuticals, a NASDAQ-listed specialty pharmaceutical company developing non-opioid products for post-surgical pain control. He is also a founder and director of Sova Pharmaceuticals, Inc., a privately-held pharmaceutical development company targeting central sleep apnea.

From 1995 to 2001, Dr. Pace was president and chief executive officer of RTPPharma, a developer of nano-articulate technology. From 2000 to 2002, Dr. Pace was chairman and chief executive officer of Waratah Pharmaceuticals Inc., a spin-off company from RTPPharma. From 1993 to 1994, Dr. Pace was the founding president and chief executive officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was senior vice president of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products.

Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from Massachusetts Institute of Technology. He is a fellow of the Australian Academy of Technological Sciences and Engineering.

Dr. Pace’s background reflects significant executive and operational experience in publicly-held pharmaceutical companies as well as scientific knowledge and directorial and governance experience. In 2011 the Corporate Directors Forum honored Dr. Pace as “Director of the Year in Corporate Governance.” His experience includes more than five years of service on the compensation committee of Peplin Inc., a specialty pharmaceutical company focused on advancing and commercializing innovative medical dermatology products listed on the ASX, seven years’ experience on the nominating and governance and compensation committees of Celsion Corp., an oncology drug development company listed on NASDAQ, and eight years’ experience as lead director and a member of the compensation and audit committees of Transition Therapeutics.

Dr. Pace’s executive and operational experience and skills led our board of directors to the conclusion that he should serve as a director. In addition, the board believes Dr. Pace’s lengthy tenure as a director of ResMed provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. The board also believes that Dr. Pace’s background and ongoing experience in pharmaceutical areas provides an important resource for the board.

Director since 2005 Chairman, Compensation Committee

Ronald Taylor has served as our director since January 2005.

Mr. Taylor is a director of Watson Pharmaceuticals, Inc., a NYSE-listed specialty pharmaceutical company, and Red Lion Hotels Corp, a NYSE-listed hospitality company. From 2002 until his appointment to the ResMed board in 2005, he served as chairman of the ResMed Foundation.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chairman, president, and chief executive officer until its purchase by Cardinal Health, Inc., in 1996. Before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company, for six years. Before joining Hybritech, he served over ten years in management roles at Allergan Pharmaceuticals. Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 public and privately held companies over the past 20 years. In addition, he has more than 13 years of experience as a member of the Red Lion Hotels governance, compensation and audit committees, and more than 16 years of experience as a member of the Watson Pharmaceuticals audit, compensation and governance committees. Mr. Taylor’s experience and skills led our board of directors to the conclusion that he should serve as a director.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office until our 2013 annual meeting

Director since 1992 Chairman, Audit Committee

Michael Quinn has served as our director since September 1992.

Since April 1999, Mr. Quinn has been the chief executive officer of Innovation Capital, an Australian/US venture capital fund. From February 1992 to April 1999, he was a management and financial consultant. From July 1988 to January 1992, Mr. Quinn served as executive chairman of the board of Phoenix Scientific Industries Limited, a manufacturer of healthcare and scientific products listed on the ASX. Before that, Mr. Quinn was a co-founder and managing director of Memtec, a NYSE-listed environmental filtration company.

Mr. Quinn holds both a B.Sc. in physics and applied mathematics and a B.Ec. from the University of Western Australia, an M.B.A. from Harvard University and an Australian Financial Services License issued by the Australian Securities and Investment Commission.

He is currently a member of the board of directors of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the ASX, and of CAP-XX Limited, a London Stock Exchange-listed company that manufactures and markets supercapacitors.

Mr. Quinn’s background reflects significant executive and governance experience with publicly-held medical device companies, as well as other financial expertise. His experience includes five years of service as a member of the audit committee of CAP-XX Limited and five years of service as a member of the audit and risk, and remuneration committees of QRxPharma. Mr. Quinn’s skills and experience led our board of directors to the conclusion that he should serve as a director. In particular, the board believes Mr. Quinn’s lengthy tenure as a director of ResMed provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. The board also believes that Mr. Quinn’s background and ongoing experience in the Australian financial community provides an important perspective for the board.

Mr. Quinn’s son, Matthew Quinn, is head of facility management at our Bella Vista corporate and manufacturing offices. Matthew Quinn is not an officer of the company. As discussed in the Transactions with Related Persons section, the board believes Matthew Quinn’s employment does not impair Michael Quinn’s independence or effectiveness.

Director since 2005

Richard Sulpizio has served as our director since August 2005.

Mr. Sulpizio currently serves as president and chief executive officer of Qualcomm Enterprise Services, a division of Qualcomm Incorporated responsible for mobile communications and services to the transportation industry. Mr. Sulpizio has held leadership positions with Qualcomm for over twenty years, including serving as a member of Qualcomm’s board of directors from 2000 until 2007. Before joining Qualcomm, Mr. Sulpizio worked for eight years at Unisys Corporation, a diversified computer and electronics company, and ten years at Fluor Corporation, an engineering and construction company.

Mr. Sulpizio currently serves as a director of CA Technologies, Inc., an information technology management software company. He also serves on the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center and the board of directors of the Danny Thompson Memorial Leukemia Foundation. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in systems management from the University of Southern California.

Mr. Sulpizio’s background reflects significant executive and operational experience with publicly-held technology companies, including his service as the president and chief operating officer of Qualcomm, and seven years as a member of the Qualcomm board’s strategic committee. In addition, Mr. Sulpizio also serves as a member of the compensation and governance committees of CA Technologies. Mr. Sulpizio’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Directors continuing in office until our 2014 annual meeting

Director since 1992

Christopher Roberts has served as our director since September 1992. He also served as a director from August 1989 to November 1990.

Since February 2004, Dr. Roberts has been chief executive officer and president of Cochlear Limited, an ASX-listed cochlear implant company for the treatment of severe and profound deafness. Between August 1992 and January 2004 he was our executive vice president responsible for European and Asia Pacific activities. Between 1976 and 1989 he served in various positions in medical device companies, including president of BGS Medical (Denver, Colorado), an orthopedic implant company.

Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University, a Ph.D. in biomedical engineering from the University of New South Wales, and a Doctor of Science (honoris causa) from Macquarie University. He is a fellow of the Australian Academy of Technological Sciences and Engineering, a fellow of the Australian Institute of Company Directors, and a fellow of the Institution of Engineers Australia. He was a member of the National Health and Medical Research Council, Australia’s health and medical research and advisory body for the 2003-2006 triennium, and the chairman of Research Australia, a non-profit organization from 2004 to 2010.

Dr. Roberts’ knowledge of our business gained through his significant executive service as our executive vice president responsible for our European and Asia Pacific commercial operations, combined with his executive experience with other publicly-held international medical device companies, led our board of directors to the conclusion that he should serve as a director. In particular, the board believes Dr. Roberts’ lengthy tenure as a director of ResMed, especially when combined with his experience as a senior executive with ResMed, provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. In addition, the board believes that the length of time that has elapsed since Dr. Roberts’ was an executive of ResMed enhances his independence. The board also believes that Dr. Roberts’ background and ongoing experience as the chief executive officer of a global medical device company based in Australia provides an important perspective for the board.

Director since 2005

John Wareham has served as our director since January 2005.

From September 1993 to January 2004, Mr. Wareham was the president of Beckman Coulter, Inc. a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Mr. Wareham also served as chief executive officer from August 1998 to February 2005 and chairman from January 1999 to April 2005. Before joining Beckman Coulter in 1984, Mr. Wareham was president of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968.

Mr. Wareham is a director and non-executive chairman of STERIS Corporation, a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services. Mr. Wareham previously served as a director on the boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated. From 2000-01, Mr. Wareham served as chairman of the Advanced Medical Technology Association, or AdvaMed, a medical device industry trade association.

Mr. Wareham holds a B.S. in pharmacy from Creighton University in Omaha, Nebraska, and an M.B.A from Washington University in St. Louis, Missouri.

Mr. Wareham’s background reflects significant executive and operational experience with publicly-held medical technology companies, including president, chief executive officer, and chairman of Beckman Coulter, as well as governance experience on other public companies’ boards. In particular, this experience includes more than five and six years of service on the STERIS compliance and compensation committees, respectively, six years of experience on the Greatbatch technology and audit committee and two years of experience on the Accuray governance committee. Mr. Wareham’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Director Compensation — 2012

New for fiscal year 2012. For fiscal year 2012, we made the following changes in our non-executive director compensation program:

•

increased the stock ownership guidelines for non-executive directors to five times the annual retainer (from its previous guideline of three times), which equals a total of $250,000 of value based on the current retainer; and

•	added a new retainer for the lead director of $20,000.

The board approved these changes after reviewing a report from the compensation committee’s independent consultant, which indicated these changes were broadly in-line with practices at comparable peer companies.

Fiscal year 2012 program. After these changes, our non-executive director cash compensation program for fiscal year 2012 was as follows:

•	an annual retainer of $50,000;
•	additional retainer of $5,000 to members of the chief executive officer succession committee, but no additional retainer to members of standing committees;
•	additional retainers to the lead director and chairs of our standing committees as follows:
o	$20,000 for the lead director;
o	$15,000 for the audit committee chair; and
o	$10,000 to each of the nominating and governance and compensation committee chairs.

We currently do not pay any per-meeting director fees and the non-executive directors do not receive any retirement benefits from us.

During fiscal year 2012, we also awarded an equity grant on the date of our annual stockholders meeting to our non-executive directors with a grant date fair value of approximately $250,000, the same grant date fair value used for fiscal year 2011. Our non-employee directors had the opportunity to elect to receive their equity grant in the form of: (i) 100% options, (ii) 100% restricted stock units, or (iii) 50% options and 50% restricted stock units. Each of our directors elected to receive 100% options, other than Mr. Taylor who elected to receive 100% restricted stock units. The relative value was kept at 3.5 options for each restricted stock unit, which represents a slight discount for the reduced risk of restricted stock units. Restricted stock units and options vest in full on the earlier of: (i) November 11 in the year after the grant date, or (ii) the date of the first annual meeting of stockholders following the grant date. Non-executive directors are prohibited from selling or otherwise transferring 50% or more of the shares of common stock delivered to them on vesting of restricted stock units, and from exercising any vested options, until the earlier of November 11 in the third year after the grant date or six months after the director’s termination of directorship.

Market Comparison. The compensation committee reviews non-executive director compensation, including reports from Frederic W. Cook & Co., the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination regarding non-executive director compensation. In May of 2011, the board and compensation committee reviewed director compensation for fiscal year 2012. The committee reviewed Frederic W. Cook’s report covering cash compensation (retainer and fees) and equity compensation (options and full value awards) as compared to a peer group of 17 medical device and medical technology companies.

The board also reviewed the board’s total compensation packages compared to the peer group, and agreed to continue the cash and equity compensation levels from fiscal year 2011 (with the changes mentioned above), which would continue to target total annual compensation at approximately $300,000, the same target as used in fiscal year 2011. Thus, equity awards granted to our non-employee directors for fiscal year 2012 had a value-based target of approximately $250,000, based on the Black-Scholes value of options at the time of grant, and based on the fair market value of our common stock on the date of grant for our restricted stock units. This program aligned cash compensation in the bottom quartile as compared to the peer companies, equity compensation in the upper quartile compared to the peer companies and total compensation at approximately the 80th percentile of peer companies. The compensation committee and board considered that equity compensation had declined in the previous year among peer companies, but thought it appropriate to maintain consistency in the program from year to year, particularly after having made significant changes to the compensation program for fiscal year 2011. The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation.

Equity ownership guidelines. In addition, as discussed above, in May 2011, the board increased the non-executive directors’ equity ownership guidelines. Under the revised guidelines each non-executive director is expected to hold ResMed stock with a value of at least five times the annual retainer amount (a total value of $250,000 based on the current retainer and the guidelines as in effect in fiscal year 2012). Vested and unvested restricted stock units will count towards the guidelines but stock options will not count toward the guidelines. Existing directors have five years from August 2010 to meet this guideline. If these guidelines are not met, upon vesting of restricted stock units or option exercise, the director must retain shares equal to 50% of the after-tax value of shares acquired upon the vesting or exercise until the director’s guidelines are met. As of June 30, 2012, each of our non-executive directors met these equity ownership guidelines.

Cap on total cash compensation. At the 2010 annual stockholders meeting, our stockholders approved a cap in the total cash compensation paid to non-executive directors as a group of $800,000. This cap was originally required under a listing rule of the Australian Securities Exchange, or ASX. That listing rule no longer applies to us, because in 2011, the ASX approved a change in our admission category to an ASX Foreign Exempt Listing. Nevertheless, in fiscal year 2012, the non-executive directors received in the aggregate total cash consideration of $350,000, leaving room under the current aggregate cap for the addition of other non-executive directors, as intended. However, we have no current plans to increase the size of the board.

Changes for fiscal year 2013. In May 2012, the board adopted the following changes to the non-executive director compensation program for fiscal year 2013:

•	increase the audit committee chair retainer to $18,000;
•	increase the compensation committee chair retainer to $12,000; and
•	increase the chief executive officer succession committee member retainer to $10,000.

The board approved these changes after reviewing a report from the compensation committee’s independent consultant, Frederic W. Cook & Co., which indicated that with these changes, total board compensation would be broadly in-line with the 75th percentile of practices at comparable peer companies.

New directors. In 2011, the board adopted a policy for new directors that would pro-rate their value-based equity awards and retainers (for the period between their start date and the next annual meeting or service period, respectively). We do not provide new directors with any initial inducement equity awards.

Executive directors. Our officers do not receive additional compensation for their service as directors.

Fiscal year 2012 compensation table. The table below summarizes the compensation received by our non-employee directors for the year ended June 30, 2012:

Director	Fees Earned or Paid in Cash (a)	Option Awards (b)(d)	Restricted Stock Units (c)(d)	Total
Gary Pace	$80,000	$252,460	$0	$331,593
Michael Quinn	$60,000	$252,460	$0	$311,593
Christopher Roberts	$50,000	$252,460	$0	$301,593
Richard Sulpizio	$50,000	$252,460	$0	$301,593
Ronald Taylor	$60,000	$0	$223,812	$294,855
John Wareham	$50,000	$252,460	$0	$301,593

(a)	Each director who is not our employee earned an annual fee of $50,000 for service as a director during fiscal year 2012. Members of the chief executive officer succession committee earned $5,000 for service on that committee. Our lead director received an additional retainer of $20,000 and our committee chairmen received additional retainers as follows: audit $15,000; compensation $10,000; and nominating and governance $10,000. Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).

(b)	The amounts shown are the grant date fair value of options granted in fiscal year 2012, computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation to determine grant date fair value. The following assumptions were used in the Black-Scholes model:

November 16, 2011
Market price of stock	$27.58
Exercise price of option	$27.58
Expected stock volatility	34%
Risk-free interest rate	0.98%
Expected life	5.29 years
Dividend yield	0

Equity awards are granted to our non-employee directors under our equity incentive plan. Currently, their options and restricted stock units vest in full as of the earlier of: (i) the first November 11 following the grant date, or (ii) the date of the first annual meeting of our stockholders following the grant date. Directors may first exercise vested options on the earlier of: (i) November 11th of the third year following the grant date, or (ii) six months following termination of directorship. After an option becomes exercisable, directors may exercise it until the earlier of: (i) three years after termination of directorship, or (ii) the expiration of the option. The options are exercisable for a maximum period of seven years after the grant date.

(c)	The dollar value of the restricted stock units shown represent the grant date fair value of stock awards granted in the year computed based on the $27.58 closing value on November 16, 2011, the date of the grant, rounded down to the nearest whole share.
(d)	The following table sets forth the number of options (both exercisable and unexercisable) and restricted stock units held by each of our non-employee directors as of the end of fiscal year 2012:

Director	Options Outstanding at Fiscal Year End	Restricted Stock Units Outstanding at Fiscal Year End
Gary Pace	352,793	0
Michael Quinn	304,793	0
Christopher Roberts	334,793	0
Richard Sulpizio	280,793	0
Ronald Taylor	36,000	15,742
John Wareham	208,793	0

Common Stock Ownership of Principal Stockholders and Management

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX is the beneficial owner of more than five percent (5%) of our outstanding common stock; (2) each person who is currently a director, three of whom are also nominees for election as directors; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 142,777,032 shares of our common stock outstanding (which excludes treasury shares) on September 17, 2012, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Outstanding Common Stock
BlackRock, Inc.	8,380,397	(3)	5.87%
40 East 52nd Street
New York, NY 10022
Perpetual Investment Management Limited	7,885,060	(4)	5.52%
Angel Place, 123 Pitt Street
Sydney NSW 2001

Named Executive Officers, Directors and Nominees:
Peter Farrell	2,297,115	(5)	1.6%
Christopher Roberts	743,600	(6)	*
Michael Quinn	624,600	(7)	*
Gary Pace	329,273		*
David Pendarvis	301,609		*
Robert Douglas	301,080		*
Richard Sulpizio	248,000		*
Brett Sandercock	202,975		*
John Wareham	118,000		*
Ronald Taylor	48,685		*
Stein Jacobsen	129,500	(8)	*
Don Darkin	37,142		*

All current executive officers and directors as a group (13 persons)	5,432,016		3.8%

* Less than one percent (1%)

(1)	Beneficial ownership is stated as of September 17, 2012, and includes shares subject to options exercisable, and restricted stock units (RSUs) that vest within sixty days after September 17, 2012, as set forth below. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

(2)	Includes shares which the owner has the right to acquire upon vesting of RSUs, or exercise of vested options, as of September 17, 2012 or within 60 days after that date, as set forth in the table below.

Named Executive Officers, Directors and Nominees:	Stock Options	RSUs
Peter Farrell	1,466,072	33,569
Robert Douglas	260,000	34,999
Christopher Roberts	252,000	-
Gary Pace	252,000	-
Michael Quinn	252,000	-
Richard Sulpizio	228,000	-
David Pendarvis	182,744	16,071
Brett Sandercock	170,000	32,142
John Wareham	108,000	-
Ronald Taylor	36,000	4,057
Stein Jacobsen	40,000	-
Don Darkin	5,000	32,142

All current executive officers and directors as a group (13 persons)	3,235,566	179,765

(3)	Based on information provided in a Schedule 13G/A filed with the SEC on February 8, 2012, by BlackRock, Inc., that reports sole voting and dispositive power over all of these shares.

(4)	Based on information provided in a Form 603 “Notice of Initial Substantial Holder” filed with the ASX on July 4, 2012, by Perpetual Limited and its subsidiary Perpetual Investments Management Limited. Holder reports 78,850,607 CDIs which at a conversion ratio of 10:1 is equal to 7,885,060 NYSE shares.

(5)	Includes 397,474 shares held by the Peter C. Farrell Trust, 200,000 shares held by the Peter C. Farrell December 2011 Annuity Trust and 200,000 shares held by the Peter C. Farrell February 2012 Annuity Trust.

(6)	Includes 23,200 shares held by his spouse, 302,400 shares held of record by Cabbit Pty Ltd, and 136,000 shares owned by AceMed Pty Ltd, two Australian corporations controlled by Dr. Roberts and his wife.

(7)	Includes 6,600 shares owned by Kaylara ATF Straflo Pension Fund, an entity controlled by Mr. Quinn and 640,000 CDIs owned on the Australian Securities Exchange equal to 64,000 NYSE shares.

(8)	Mr. Jacobsen terminated employment with the company effective March 31, 2012. The table above reflects his beneficial ownership of ResMed shares as of that date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2012 were satisfied.

Transactions with Related Persons

Our code of conduct requires directors, executive officers, and employees to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board of directors or the appropriate board committee.

Under the ResMed Related Party Transaction Policy and Procedures, approved by our board in August 2007 and revised in August 2009, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

During fiscal year 2012, Michael Farrell, one of our executive officers and the son of Dr. Peter Farrell, received total cash compensation (salary plus bonus) and benefits of $741,357. In addition, he received an award of 45,715 restricted stock units with a grant date fair value of $1,260,820. He is also a party to the change of control agreement discussed in this proxy statement under the section “Potential Payments on Termination or Change of Control.”

During fiscal year 2012, we made sales in the amount of $2,700,000 to ResSleep Pty Ltd. ResSleep Pty Ltd. is an Australian customer of ResMed which is owned by Paul Farrell, Dr. Peter Farrell’s son. Paul Farrell is managing director of ResSleep Pty Ltd. Sales transactions between ResSleep Pty Ltd. and our Australian sales subsidiary were managed independently by our chief operating officer – Asia Pacific, or president – Asia Pacific.

During fiscal year 2012, Matthew Quinn, the son of our director, Michael Quinn, worked as the head of facility management in our Bella Vista, New South Wales site. He earned compensation, including base, bonus and equity incentive awards and superannuation, totaling $174,845.

We set Matthew Quinn’s and Michael Farrell’s compensation in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees. In addition, all compensation paid to Matthew Quinn and Michael Farrell was approved or ratified by our compensation committee.

Executive Officers

As of the record date, September 17, 2012, our executive officers were:

Executive Officer	Age	Position
Don Darkin	59	President – sleep-disordered breathing strategic business unit
Robert Douglas	52	Chief operating officer
Michael Farrell	40	President – Americas
Peter Farrell	70	Chairman of the board of directors, chief executive officer and president
David Pendarvis	53	Chief administrative officer, global general counsel and secretary
Anne Reiser	51	President – Europe
Brett Sandercock	45	Chief financial officer

BIOS

For a description of the business background of Dr. Peter Farrell, see “Items of Business – Proposal 1: Election of Directors.”

DON DARKIN

President – sleep-disordered breathing strategic business unit

Don Darkin has been president, sleep-disordered breathing strategic business unit since May 2011. Previously he was senior vice president, strategic business unit – patient interfaces from July 2007 to May 2011. Before these positions, Mr. Darkin held several senior roles within ResMed. He joined ResMed in August 1999 as vice president, product development. In May 2005, he became director of operations in France for ventilation, and subsequently served as vice president, business divisions, and senior vice president, global product development. Before working at ResMed, Mr. Darkin served as vice president of operations for Ambri Pty (Molecular Engineering and Biotechnology) Ltd. Australia, and vice president, product development for Telectronics Medical Systems Australia and US. Mr. Darkin is identified as an inventor or co-inventor on 81 granted patents worldwide. Mr. Darkin was educated in the UK in mechanical engineering and has further professional management training at University of New South Wales and Massachusetts Institute of Technology.

ROBERT DOUGLAS

Chief operating officer

Mr. Douglas holds full operational responsibility for ResMed and its subsidiaries. Mr. Douglas’ appointment to chief operating officer on September 1, 2011, follows an extensive career within ResMed. His former roles include president – Asia Pacific and chief, global supply operations from May 2011, responsible for global manufacturing and commercial distribution and sales operations in the Asia Pacific region; chief operating officer – Asia Pacific since July 2008; chief operating officer – Sydney from 2005, responsible for our manufacturing and research and development; vice president of operations from 2003 responsible for our manufacturing; vice president of bilevel division from 2000 – 2003. Mr. Douglas first joined ResMed in 2001 in the role of vice president of corporate marketing. Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s degree in electrical engineering with first-class honors and a B.Sc. (Computer Sciences) from The University of New South Wales, Sydney.

MICHAEL FARRELL

President – Americas

Michael Farrell joined ResMed in September 2000 and has been president – Americas since May 2011. Mr. Farrell was previously senior vice president, strategic business unit – sleep from July 2007 to May 2011, and before that role he was vice president, marketing for the Americas from June 2005 through July 2007, and vice president, business development. Before joining ResMed, Mr. Farrell worked in management consulting and biotechnology, as well as in chemicals and steel manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company, Vale and BHP Billiton. Mr. Farrell sits on the board of directors of the American Association for Homecare, the Museum of Photographic Arts, San Diego, and the New Children’s Museum, San Diego. Mr. Farrell holds a Bachelor of Engineering, with first-class honors, from the University of New South Wales, a Master of Science in Chemical Engineering from the Massachusetts Institute of Technology, and an M.B.A. from the MIT Sloan School of Management. Michael Farrell is the son of Dr. Peter Farrell, our founder, chairman of the board and chief executive officer.

DAVID PENDARVIS

Chief administrative officer, global general counsel and secretary

David Pendarvis was appointed chief administrative officer in May 2011 and remains global general counsel, a position he has held since joining ResMed in September 2002 and corporate secretary since February 2003. Mr. Pendarvis had been senior vice president, organizational development from February 2005 to May 2011. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP, where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis is also a member of the board of directors of Sequenom, Inc., a NASDAQ-listed company providing molecular diagnostic testing and genetic analysis solutions. He holds a B.A. from Rice University; a J.D., cum laude, from the University of Texas School of Law; and a Master of Science in Executive Leadership from the University of San Diego.

ANNE REISER

President – Europe

Anne Reiser was appointed president – Europe in March 2012. Previously, she had served as our chief operating officer - France since 2007, after joining as the sales director in 2006. Ms. Reiser demonstrated a great track record in building and leading our successful French organization, with both strong sales growth and market share increase. Prior to joining ResMed, her entire career experience had been in the medical device industry (Mölnlycke, Zimmer, American Home Product). More recently she worked for Hollister and Medtronic with responsibilities covering both France and finally southern European countries. Ms. Reiser has a master degree from Ecole Supérieure de Commerce de Clermont-Fd (Business School), and a bachelor degree of Law from the University of Clermont-Ferrand.

BRETT SANDERCOCK

Chief financial officer

Brett Sandercock has been chief financial officer since January 1, 2006. From November 2004 until December 2005, Mr. Sandercock was vice president, treasury and finance at ResMed. Before that, from 1998 to November 2004, Mr. Sandercock was group accountant and then controller at ResMed. From March 1996 to August 1998 he was manager, financial accounting and group reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain. Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at PricewaterhouseCoopers in Sydney, specializing in audits of clients predominantly focused on distribution and manufacturing, financial services and technology. Mr. Sandercock holds a B.Ec. from Macquarie University and is a certified chartered accountant.

Compensation Discussion and Analysis (CD&A)

Introduction

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers. During fiscal year 2012, Dr. Peter Farrell, chairman of the board of directors, chief executive officer and president, served as our principal executive officer. Our other named executive officers for fiscal year 2012 were Brett Sandercock, our chief financial officer, and our three next most highly paid executive officers: Don Darkin, our president – sleep-disordered breathing strategic business unit; Robert Douglas, our chief operating officer; and David Pendarvis, our chief administrative officer, global general counsel and secretary. In addition, we discuss in this CD&A compensation paid to Stein Jacobsen, our former president – Europe. Mr. Jacobsen, who would have been one of our next three most highly paid executive officers, resigned effective March 31, 2012, and thus was no longer an executive officer at fiscal year-end.

This section also discusses the role of the compensation committee of our board of directors (the “committee”) in the design and administration of our compensation programs and policies and in making compensation decisions for our executive officers.

Overview of fiscal year 2012 – executive summary

Financial success. During the 2012 fiscal year, we continued our trend of successful financial performance with growth in net revenue, net income and diluted earnings per share, as illustrated below:

Financial measure	% change	Fiscal year 2012 performance	Fiscal year 2011 performance

Net revenue	10%	$1.37 billion	$1.24 billion

Net income	12%	$255 million	$227 million

Diluted earnings per share	19%	$1.71	$1.44

In addition, we experienced relatively strong total stockholder returns (TSR) on the NYSE for the 1-year, 3-year and 5-year periods ended June 30, 2012, as compared to the peer group we use for our compensation purposes.

Period	TSR on NYSE	Comparison to Peer Group

One year ended June 30, 2012	1%	Approx. 75th percentile

Three years ended June 30, 2012	15%	Between median and 75th percentile

Five years ended June 30, 2112	9%	Approx. 75th percentile

Because our primary listing is on the NYSE, our total stockholder return based on performance of our CHESS Units of Foreign Securities trading on the Australian Securities Exchange is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year total stockholder returns on the ASX are, respectively, 5%, 7%, and 5%, all of which are consistent with or above the median when compared to our Australian peers, and above the ASX 100 index performance for those periods.

During the first three months of fiscal year 2013, our total stockholder return has continued to perform well. As of September 17, 2012, a share of ResMed stock had increased in value by more than 20% on both the ASX and the NYSE.

Compensation tied to performance. We believe that our executive officers were instrumental in achieving our positive financial results. We further believe that the compensation paid to our named executive officers for fiscal year 2012 reflects and is tied to their contributions to our success. During 2012, 87% of our chief executive officer’s compensation, and 71% of our other named executive officers’ compensation was at risk and tied to our financial and stock price performance.

•

Bonuses. During fiscal year 2012, we performed above target for our performance metrics under our annual cash incentive program, despite challenging overall economic conditions. As in the prior year, the primary performance measures for 2012 were net sales and net profit as a percentage of sales at the global level (weighted equally) and, for certain executive officers, at the regional or business unit level. We achieved 99.55% against target for global net sales, and 117.08% against target for net profit as a percentage of sales. Bonus payments to our named executive officers reflected our success and were paid at amounts ranging from approximately 113% to 128% of target bonus opportunity with our chief executive officer receiving approximately 128% of target bonus opportunity based on our global financial metrics. As the bonus payments exceeded target levels, they resulted in above median total cash compensation for our named executive officers as compared to our peer companies. Named officer bonuses were formulaic, based on performance versus the goals, and did not include any upwards discretion.

For fiscal year 2012, the target bonus opportunity for our named executive officers, other than our chief executive officer, was increased to 75% of base salary from 70% of base salary. This modest increase was designed to recognize the changed roles and responsibilities arising from the reorganization of our management structure at the commencement of the fiscal year, and to have a larger percentage of compensation at risk based on our performance. In addition, effective September 1, 2011, Mr. Douglas’ target bonus opportunity was increased to 80% of base salary in connection with his promotion to chief operating officer and related increased responsibilities. Our chief executive officer’s target bonus opportunity continued at 120% of base salary.

•	Equity awards.

–

Restricted stock units. On the date of our 2011 annual meeting, we made our annual restricted stock unit grants to our named executive officers. Those restricted stock units may only be earned based on exceeding a minimum targeted pro forma net profit for the second half of fiscal year 2012. Because we exceeded the minimum targeted pro forma net profit for the second half of fiscal year 2012, all restricted stock units that were granted during fiscal year 2012 were earned, and continue to be subject to a four-year service-based vesting requirement commencing with the date of grant. The value executive officers ultimately realize from those restricted stock units will fluctuate over that period.

–

Stock options. On the date of our 2011 annual meeting, we granted stock options to certain of our named executive officers, with a strike price based on the price of our stock on the NYSE on that date of $27.58. As of the end of fiscal year 2012, our NYSE stock price was $31.20. Thus, our executive officers who received stock options had in-the-money gains from those options, although the options will vest over a four-year period from the grant date, and the value ultimately realized will fluctuate over that period and depend on when the options are exercised.

Response to “say-on-pay” vote and implementation of emerging best practices. During fiscal year 2012, our compensation committee, assisted by its independent compensation consultant, continued to monitor emerging best executive compensation practices, particularly among our peer companies. In addition, at our 2011 annual meeting, approximately 70% (69.83%) of our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement. At the time of the vote, about half our outstanding shares were traded on the Australian Securities Exchange, with the remaining half traded on the NYSE. The vote was generally split between exchanges, with over 80% of the NYSE stockholders voting to approve, and over 50% of the ASX stockholders voting to approve.

Based on our communications with stockholders, we believe last year’s vote was affected by certain factors unique to our dual-exchange listing, including the fact that total stockholder returns were lower on the ASX due to currency fluctuations. Total stockholder return was +2% on the NYSE in fiscal year 2011, while ASX investors’ total stockholder return was -18% in the same timeframe, due primarily to the strengthening of the Australian dollar against the US dollar in that period. In addition, ResMed has adopted a compensation philosophy consistent with our US peer companies, paying our executives with lower salary, and considerably higher equity value than our Australian peers.

In response to this vote, our management communicated with most of our largest stockholders to identify reasons why they may have voted not to approve our executive compensation, and to elicit their views on our executive compensation program and philosophy, generally. Management shared the information received with our board and compensation committee. Most of our fiscal year 2012 compensation decisions were made before the November 2011 annual meeting and our conversations with our stockholders. Therefore, the compensation committee took the stockholder input into account primarily in its deliberations regarding compensation for fiscal year 2013. We took the following key compensation actions in response to our stockholders’ input, as well as to continue to better align our performance with compensation paid and tie management’s interests with those of our stockholders.

•

Implementing long-term performance-based equity awards. Beginning in fiscal year 2013, a portion of the equity grant made to executive officers will be performance-based, measured over a three-year period, based on total stockholder return compared to companies included in a broad-based index of medical device companies. We intend to transition to a model where 50% of the equity value granted to executive officers will be performance-based using this methodology. We believe this design best balances the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In addition, it balances the current practices among our US-based peers, who currently grant a majority of the value of their equity awards in the form of time-vested stock options or restricted stock. In contrast, most of our Australian peers grant a majority of the value of their equity awards in the form of performance-based restricted stock. Most of our executive officers reside and work in the US, so we think this balance is appropriate.

•

Eliminated excise tax gross-ups in change of control agreements. Effective June 30, 2012, we revised all of our change of control agreements with our executive officers to eliminate any excise tax gross-ups. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax.

•

Dividend. During fiscal year 2012, we announced that we will begin paying a quarterly dividend in fiscal year 2013, and in August 2012 we declared a $0.17 per share dividend. While dividends and other capital management activities are not directly related to executive compensation, many of our stockholders mentioned their preference for dividends while discussing executive compensation. Accordingly, the board considered this input, along with other factors it found appropriate, in making its decision.

Philosophy and objectives of our executive compensation program

We desire to attract, motivate and retain high-quality employees who will enable us to achieve our short-term and long-term strategic goals and values. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. In designing and implementing our executive compensation program, the committee is guided by the following principles:

•

Pay-for-performance is fundamental. A significant portion of our executives’ compensation is at risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs. We maintain this at-risk philosophy despite the increased emphasis on base salary in Australia and Europe, where certain of our named executive officers reside. We also believe that our equity program is performance-based, because the value our executive officers ultimately receive from stock options and restricted stock units we grant to them depends on our stock performance over the four-year vesting period of the grants. In addition, as discussed above in “Response to “say-on-pay” vote and implementation of emerging best practices,” beginning in fiscal year 2013, we will begin a transition to having 50% of equity grants issued to our executive officers be performance-based, with the number of shares vesting determined only after a three-year performance period, based on our total stockholder return compared to a broad-based index of medical device companies.

The following pie charts illustrate the allocation of total direct compensation that the named executive officers (NEO’s) earned for fiscal year 2012:

•

Provide market competitive compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. During fiscal year 2012, the committee continued its philosophy from fiscal year 2011 that total target cash compensation (assuming on-target cash bonus) for its executive officers should be targeted between the 60th and 70th percentile of our peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. Outside benchmark data for fiscal year 2012 reviewed by the committee at the beginning of 2012 indicated that the total target cash compensation for our named executives was generally consistent with the 60th to 70th percentile target, as was annual operating growth measured by revenue growth, operating income growth, and return on invested capital, indicating good execution of the committee’s compensation strategies and alignment with operating performance.

We are committed to a philosophy of total pay (the sum of cash compensation, equity compensation and benefits programs) being competitive within relevant markets when our performance meets target performance criteria set forth in our bonus programs. Total pay will typically lag the market when our performance is below the target performance criteria set forth in the bonus programs and will typically exceed competitive levels when our performance is above the target performance criteria set forth in the bonus programs. We try to set the performance goals at a level that justifies the competitive position of target cash compensation and believe that actual fiscal year 2012 performance aligned with actual cash compensation levels in our peer group.

•

Stockholder interest alignment is crucial. We believe that our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance by providing a strong alignment of interests between our executives and our stockholders. Equity is a key component of our executive compensation because the committee believes that equity-based incentive awards, in the form of stock options and restricted stock units, align our executives’ financial rewards with those of our stockholders through appreciation of our stock price.

We continued our practice of providing certain employees (including our named executive officers) the choice to select whether their equity awards would be entirely in the form of stock options, entirely in restricted stock units or evenly split (in value) between the two. Each restricted stock unit was provided at a ratio of 1 restricted stock unit for 3.5 options. This ratio was determined by the committee, after considering the estimated Black-Scholes valuation of options at approximately 32% of an option strike price. The ratio was adjusted to 3.5:1 to provide a slight discount to reflect the lower amount of performance risk in restricted stock units, compared to options. In addition, the committee determined that restricted stock unit awards granted to our executive officers and certain other officers would, in addition to having a four-year vesting period, be conditioned on achieving certain performance targets, in order to ensure the units qualified as performance-based compensation under US tax laws, thus preserving the deductibility of the compensation paid.

•

Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program and pay levels. See the section titled “Peer Group Comparisons” below.

Compensation process

Compensation committee membership and role. Compensation committee members are independent directors who meet the standards for independence set by the SEC and the NYSE. The committee operates under a written charter adopted by our board of directors. We have posted a copy of the charter of the committee on our website, at www.resmed.com. During fiscal year 2012, Gary Pace, Richard Sulpizio and Ronald Taylor served as members of the committee. Mr. Taylor served as committee chair during the entire fiscal year. We believe that Mr. Taylor’s experience and prior service, including serving in a similar capacity on the boards of other public companies, provide him with appropriate qualifications to serve in this capacity for us.

The committee reviews and approves salaries, bonuses, equity-based compensation, and all other elements of the compensation packages offered to our executive officers, including our named executive officers, and establishes our general compensation policies.

On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the perceived value of the individual to ResMed and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in other countries, when translated to US dollars, may reflect a different percentile when compared to US market peers than when compared to market peers in an executive’s home country. There are similar regional variations in the use of short-term and long-term incentives. The committee attempts to balance the goal of paying consistent with the local market, with the goal of maintaining internal consistency in compensating executives in different regions.

Timing of decisions. Generally, our executive officers’ compensation is adjusted each year effective October 1, the beginning of our second fiscal quarter. This is a long-standing practice that allows us to consider the previous year’s performance, and new year’s performance goals, in compensation decisions. Accordingly, the committee generally makes decisions on the principal components of executive officer compensation – base salary, bonus potential, equity awards, and perquisites – during the first quarter. Specific performance bonus targets for executive officers are generally determined before or during the first month of the fiscal year for that year. Determining actual performance versus targets and calculating bonus payouts generally occur in the first two months following the end of our fiscal year. Bonus payments to our executive officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. Determinations regarding promotions are generally made contemporaneous with the promotions.

Independent compensation consultant. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the advice of its independent compensation consultants regarding each element of compensation. Since fiscal year 2007, the committee has retained Frederic W. Cook & Co., Inc., an independent compensation consultant (“Cook & Co.”), to advise the committee with respect to executive compensation matters for executive officers. For fiscal year 2012, Cook & Co. also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executive officers who reside there. The committee reviewed market practices and benchmarking data from Cook & Co. and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants when setting compensation. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Management’s role. Our chief executive officer, our chief administrative officer and global general counsel, our human resources team, and other members of management provide input and recommendations to the committee regarding pay to the executive officers and other members of management for their review and approval. While the committee gives consideration to these recommendations, it exercises independent judgment. Management provides to the compensation consultants and to the committee historical and prospective breakdowns of total compensation components for each executive officer and financial data in support of the various compensation components. Management also provides recommendations that include financial goals and criteria for our annual and long-term incentive plans. Management gathers the information it provides from consultants, the market, and internal resources, allowing designs and strategies to be tied directly to our business needs. While management typically attends committee meetings, the committee chair excuses individual management members as appropriate for independent review or decision-making.

Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by outside consultants. In August 2011, Cook & Co., the committee’s independent compensation consultants, performed an executive compensation review based on current US and Australian market compensation data. The US peer companies were generally within one-third and three times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. The compensation committee confirmed the peer group in May 2011, and companies comprising the US peer group were:

Alere Inc.	Illumina Inc.
Beckman Coulter Inc.	Intuitive Surgical, Inc.
CareFusion Corporation	Kinetic Concepts, Inc.
Charles River Laboratories International, Inc.	Life Technologies Corporation
The Cooper Companies Inc.	Masimo Corporation
DENTSPLY International Inc.	PerkinElmer Inc.
Edwards Lifesciences Corp.	STERIS Corporation
Gen-Probe Incorporated*	Techne Corporation
Haemonetics Corp.	Varian Medical Systems Inc.
Hologic Inc.

* Gen-Probe is now a wholly-owned subsidiary of Hologic.

The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance. For fiscal year 2012, the committee added CareFusion and Masimo to the group used for fiscal year 2011, consistent with this selection criteria.

Each position was reviewed against comparable positions within our peer group. The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. We select peer companies that are medical device or medical technology companies with a market capitalization, stockholder return, profitability, revenue and employee population roughly comparable to ours.

In August 2011, the committee also considered compensation survey data from ten similarly-sized Australia-based publicly listed companies for our Australia-based chief financial officer and our president – Asia Pacific, as well as for our chief executive officer. The committee generally gives less weight to the Australian peer group. First, because of the small number of publicly-traded global medical device companies in Australia, the peer group is less comparable. In addition, Cook & Co. noted that Australian peer companies typically have different pay models with higher salaries and lower incentives. The Australian peer group companies reviewed were:

Ansell Limited	Incitec Pivot Limited
Boral Limited	Primary Health Care
Cochlear Limited	Ramsay Healthcare
CSL Limited	Sonic Healthcare
CSR Limited	WorleyParsons

The committee also considered consultant data from another outside source prepared for our president – Europe and information regarding current local market conditions. The committee also noted Europe and Norway peer companies typically have different pay models, with higher salaries and lower incentives.

Elements of compensation

Base salary. Base salaries provide our executives with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity. Using the peer group data, the committee assesses base salaries at the median, 60th and 75th percentiles with the goal of positioning base salary around the 60th percentile. Adjustments are made based on the final committee assessment.

Salary adjustments are generally made annually to be effective October 1, at the start of the second quarter of our fiscal year. In August 2011, the committee approved a base salary increase effective October 1, 2011 for all of our named executive officers, except for Messrs. Darkin and M. Farrell, whose responsibilities changed in May 2011, and whose new base salaries were effective July 1, 2011. Messrs. P. Farrell, Darkin, and M. Farrell each received a salary increase of 10% or greater, as they were each below the median of the peer group data for comparable positions after they were promoted to their new positions. The other named executive officers received increases of 5%, reflecting a typical increase broadly consistent with our budgeted increase for non-executive officers, with Mr. Jacobsen’s slightly above that, at 8%, based on individual factors. Mr. Douglas initially received an increase of 5%, but his salary was increased further, effective September 1, 2011, in connection with his promotion to chief operating officer.

For Mr. Sandercock and Mr. Jacobsen, the amounts shown in the table below represent the US dollar equivalent of their non-U.S dollar-denominated salaries, with actual compensation expense varying based on currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named Executive Officer	2011 Base Salary		2012 Base Salary		Constant Currency% Increase from 2011 to 2012
Peter Farrell	$820,050		$900,000		10%
Don Darkin	$327,600		$385,000		18%
Robert Douglas	$450,000	(b)	$530,000	(a)	18%
Stein Jacobsen	$405,132	(b)	$436,000	(b)	8%
David Pendarvis	$430,526		$450,000		5%
Brett Sandercock	$510,000	(b)	$536,000	(b)	5%

(a)	Fiscal year 2012 salary set in role of chief operating officer, effective September 1, 2011.

(b)	These salaries were approved in August 2011 in local currency. They are reported here in US dollars (rounded to the nearest $1,000) based on June 30, 2011 exchange rates used in the consultant’s report considered by the committee at the time of decisions. The exchange rates were approximately US Dollar (“USD”) to Australian Dollar (“AUD”) of 1.0712 to 1 and USD to Norwegian Kroner of 0.1855 to 1. The percentage increases are reported based on the converted figures.

Annual performance-based bonuses.

The second direct compensation component is a cash bonus under our annual bonus program. The primary purpose of our annual bonus program is to motivate our executives to meet or exceed our company-wide, regional, and business-unit short-term operating performance objectives. The program is intended to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. The bonus program is intended to qualify as a performance-based award under our incentive plan as well as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

In setting appropriate bonus target opportunities for fiscal year 2012, the committee reviewed the 50th, 60th, and 75th percentiles of peer comparables (both in terms of target amounts and amounts actually earned). The committee also considered the potential effect of bonus targets on total cash compensation and reviewed total cash compensation at peer comparables at those percentiles. For fiscal year 2012, the committee increased the target bonus opportunity for named executive officers to 75% of base salary (from 70% of base salary), other than for our chief executive officer, who remains at the same level as in prior years – 120% of base salary. This increase to 75% was approved for all officers below the chief executive officer in order to recognize the changed roles and responsibilities arising from the reorganization of our management structure, and to have a larger percentage of compensation at risk based on our performance. The committee determined to change the bonus structure for our chief executive officer for fiscal year 2012 to eliminate the strategic or special focus goals that had been in place in previous years. The committee determined the special focus areas were not necessary at this time, given the change in Dr. Farrell’s role from executive chairman to chairman and chief executive officer, and that these changes would better align Dr. Farrell’s bonus structure with that of the other executive officers. Effective September 1, 2011, the committee approved an increase to Mr. Douglas’ target bonus to 80% of his base salary in connection with his promotion to chief operating officer and related increased responsibilities.

For fiscal year 2012, Dr. Farrell’s and Messrs. Douglas, Pendarvis and Sandercock’s bonuses were determined based on pre-established performance measures of our global net sales and net operating profit after tax as a percentage of sales, weighted equally, while Messrs. Jacobsen and Darkin had a percentage of their bonus opportunity tied to these global metrics and a percentage tied to similar metrics at the regional or product level for which they are responsible. The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. The committee continues to believe that net sales and net profit as a percentage of revenues are important performance metrics on a global and regional basis because these goals focus on profitably increasing our revenues.

The performance measures and their weighting by named executive officer for fiscal year 2012 were as follows:

Named Executive Officer	Global Net Sales	Global Net Profit after Tax as a % of Revenue	Regional/SBU Net Sales	Regional/SBU Net Operating Profit as a % of Revenue
Peter Farrell	50%	50%
Don Darkin	20%	20%	40%	20%
Robert Douglas	50%	50%
Stein Jacobsen	15%	15%	50%	20%
David Pendarvis	50%	50%
Brett Sandercock	50%	50%

The fiscal year 2012 payout structure, based on achieving pre-established targeted milestones for each performance metric, is identical for each metric and is described in the following table. Payouts are expressed as a percentage of target bonus opportunity after giving effect to the weighting for the performance metric. Performance between and above the milestones listed below is paid based on linear interpolations.

No payout	50% payout	100% payout	150% payout	150% to 200% payout

< 85% of goal	85% of goal	100% of goal	115% of goal	>115% of goal

The committee approves the actual bonus amounts for executive officers after review of our financial data and performance. The committee has established a cap on the maximum amount of bonus payout per executive officer at 200% of that officer’s target bonus opportunity.

The fiscal year 2012 targets and actual performance for each of the metrics are listed below. Note that global net sales were adjusted to remove the impact of currency fluctuations.

Bonus Component	Targeted Performance	Actual Performance	Percentage Achieved	Bonus% Payout based on % Achieved

Global net sales (constant currency)	$1,421,172	$1,414,716	99.55%	98.50%

Global net profit after tax as a % of revenue	18.68%	21.87%	117.08%	156.90%

We also achieved 91.16% and 101.07% of our Asia Pacific net sales and Asia Pacific net operating profit as a percentage of revenue targets, respectively, which impacted Mr. Douglas’ bonus; 96.39% and 95.19% of our Europe net sales and Europe net operating profit as a percentage of revenue targets, respectively, which impacted Mr. Jacobsen’s bonus; and 100.77% and 101.28% of our sleep-disordered breathing strategic business unit net sales and net operating profit after tax as a percentage of revenue targets, respectively, which impacted Mr. Darkin’s bonus. At the time the compensation committee set the regional and business unit metrics, the regional net sales and net operating profit as a percentage of revenue targets were determined to be challenging but attainable.

For fiscal year 2012, applying the pre-determined bonus payment formula, the committee determined that the following percentages of target bonus opportunities would be paid:

•	127.70% to Messrs. Farrell, Sandercock and Pendarvis under our global bonus program based on equal weighting of both global metrics;

•	126.40% to Mr. Douglas, which reflected our global and Asia Pacific regional metrics, on a pro-rata basis;

•	112.96% to Mr. Darkin, which reflected our strategic business unit metrics; and,

•

99.09% to Mr. Jacobsen, which reflected our European regional metrics. (Mr. Jacobsen’s bonus eligibility was negotiated in connection with our request that he remain engaged in a transition of his responsibilities after his resignation, and was pro-rated to reflect his actual service prior to his resignation.)

In calculating bonus metric achievement, the committee made the following adjustments from our GAAP financial statement revenues and net profit calculations to eliminate the impact of certain non-operating revenues and expenses:

•	Global net sales were adjusted to eliminate the impact of currency movements (approximately $46 million);

•	Global net operating profit was adjusted to eliminate the impact of:

–	stock-based compensation expenses (approximately $22 million, net of tax);

–	amortization of acquired intangibles (approximately $8 million, net of tax);

–	notional interest on cash used for stock repurchases (approximately $3 million, net of tax); and

–	investment valuation charges (approximately $0.4 million, net of tax); and,

•	Adjustments to regional and business unit net profit metrics were adjusted consistently to eliminate the impact of currency movements on revenues, and the impact of amortizing acquired intangibles.

The following table sets forth the 2012 target and actual bonus payments. All actual bonuses were funded under pre-established formulas, and do not reflect any discretionary adjustment by the compensation committee.

Named Executive Officer	Annual Bonus Target %	Annual Bonus Target $	Actual Bonus Pay $	Actual Bonus as a % of Target

Peter Farrell	120%	$1,056,015	$1,348,531	127.70%

Don Darkin	75%	$288,751	$326,173	112.96%

Robert Douglas(a)(b)	80%	$407,576	$515,170	126.40%

Stein Jacobsen(a)	75%	$225,365	$223,314	99.09%

David Pendarvis	75%	$333,849	$426,325	127.70%

Brett Sandercock(a)	75%	$382,885	$488,944	127.70%

(a)	These amounts were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2012 average annual exchange rate. The average annual exchange rates were approximately USD to AUD 1.0332 to 1 and USD to NOK of 0.1746 to 1. The percentage increases are reported based on local currency.

(b)	Mr. Douglas was promoted to chief operating officer in September 2011 and the bonus plan was changed to align to the global position. Two months of the fiscal year 2012 bonus listed was measured under his bonus plan as president – Asia Pacific & chief operating officer – global supply. The total amount pro-rated both plans.

In order to promote the retention value of our incentive programs, the committee has adopted a policy that we will not pay any bonus or other short-term incentive awards in the event of a separation of employment of an executive officer before the date of the payment. This policy does not impact options, restricted stock units, or other long-term incentives that have vested at the time of separation. Despite the fact he was not entitled to a bonus, we agreed to pay Mr. Jacobsen a bonus for fiscal year 2012, reduced pro-rata to reflect his period of service, to recognize his performance and in connection with obtaining his assistance in transition matters.

The committee has approved a bonus program for fiscal year 2013 that incorporates the same metrics and weighting as in fiscal year 2012.

Long-term equity award program

The third major component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as the stock price increases. We use restricted stock units and stock options in the equity award program to provide a mix of awards that increases the capability of the committee to manage more effectively our use of shares under our stock plan, balance the leverage and risk provided by various equity vehicles, more closely conform with practices at our peer companies, and provide more tax-effective equity awards (particularly for our Australian-based executives in light of Australian tax treatment of option grants). The committee provides employees above certain graded classifications, including our named executive officers, the choice to select whether their equity awards are to be entirely in the form of stock options, entirely in restricted stock units, or evenly split in value between the two. For fiscal year 2012, each restricted stock unit was valued at 3.5 options, based on the relative Black-Scholes value of stock options compared to the value of our restricted stock units, discounted slightly to reflect the lower risk of restricted stock units. The combined availability of options and restricted stock units enables the award designee the opportunity to balance the incentive award in a manner that suits their particular risk profile and with respect to their own preferences in financial or tax planning in the US and non-US jurisdictions.

In determining the number of awards granted to specific named executive officers, the committee reviews our performance, the number of outstanding awards available, the percentage of the pool represented by the proposed grant, the present value of the proposed grant, existing option ownership, the awards granted in the prior year and the three prior years, and the grant practices of our peer group companies. For fiscal year 2012, the committee reviewed peer company data to determine competitive equity awards, at the median, 60th and 70th percentiles, for each officer’s position.

Cook & Co. reported that our fiscal year 2011 grant levels were consistent with 60th percentiles for all positions except for our chief executive officer. For fiscal year 2012, the committee determined to continue the practice it followed in previous fiscal years, and award the same size grant of option equivalents to all of our named executive officers other than our chief executive officer and chief operating officer, to promote a team-based approach by our senior management team, promote internal equity, and eliminate geographical distinctions in equity grants at this senior level. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups of our peers. On an individual basis, this resulted in equity awards slightly above the 60th percentile for those named executive officers. The committee approved a grant to our chief operating officer in October 2011, shortly after his initial appointment, slightly above the median, reflecting his short tenure in the role.

The year before, at the time of our fiscal year 2011 equity awards, Dr. Farrell was not our chief executive officer, and he did not receive an additional equity award at the time of his re-appointment as our chief executive officer in February 2011. Accordingly, the committee granted Dr. Farrell an equity award in early September 2011 (that is, in early fiscal year 2012) that was intended to compensate Dr. Farrell for his service as chief executive officer beginning in February 2011. In our view, this award is for Dr. Farrell’s fiscal year 2011 service, following the departure of former chief executive officer Kieran Gallahue, and is not part of fiscal year 2012 chief executive officer compensation. The amount of the award was determined based approximately on the difference between Dr. Farrell’s fiscal year 2011 grant and Mr. Gallahue’s fiscal year 2011 grant, reduced pro-rata to reflect the time Dr. Farrell served as chief executive officer. In addition, the committee granted Dr. Farrell an equity award at the 60th percentile of peer companies, as part of the annual grant process for fiscal year 2012.

Mr. Douglas’ grant was made to him in October 2011, in connection with his promotion to chief operating officer.

The following table sets forth option equivalent grants (with each restricted stock unit valued at 3.5 options) provided to our named executive officers in fiscal year 2012 with comparisons to the relevant peer data (reflecting our practice of grouping in a single tier named executive officers other than the chief executive and chief operating officers), as well as the elections made by our named executive officers regarding the form of award to receive. Each option equivalent grant represents one option and 3.5 option equivalent grants represent one restricted stock unit.

Named Executive Officer	Grant Issued Date	2012 Option Equivalent Grant		60th Percentile Grant to Peer Group in 2011		Awards as Option %	Awards as Restricted Stock Units%

Peter Farrell	September 2011	120,000	(a)	N/A			100%
	November 2011	500,000	(a)	500,000		50%	50%

Don Darkin	November 2011	160,000		150,000	(b)		100%

Robert Douglas	November 2011	200,000		300,000	(b)		100%

Stein Jacobsen	November 2011	160,000		150,000	(b)		100%

David Pendarvis	November 2011	160,000		150,000	(b)	50%	50%

Brett Sandercock	November 2011	160,000		150,000	(b)		100%

(a)	Dr. Farrell received two grants in fiscal year 2012. One in September 2011, for his fiscal year 2011 service as chief executive officer from February 2011. The second, in November 2011, for his ongoing service during fiscal year 2012. The committee did not view the September 2011 grant for fiscal year 2011 as part of his fiscal year 2012 compensation.

(b)	Our compensation consultants grouped these officers into a single tier for market comparison purposes, reflecting our organization and the committee’s preference to treat them equally for equity compensation purposes.

In addition, the committee continued its requirement that restricted stock unit awards granted to our executive officers and certain senior executives would, in addition to having a four-year vesting period, be earned based on performance targets as shown in the table below. These conditions allow us to deduct, for tax purposes, the compensation expense associated with those RSUs, and require that RSUs are only earned when we meet threshold levels of profitability. After grant, RSUs granted may be earned based on our actual performance compared to targeted levels of earnings for each of the three performance periods: (i) third fiscal quarter; (ii) fourth fiscal quarter; and (iii) the third and fourth fiscal quarters combined. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period is earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned. The committee determined that the performance condition on the November 2011 RSU grant to executive officers had been met, as shown in the table below.

Performance Component	Target	Approximate Actual Performance	Percentage Payout of RSU Award for the Metric

2012 third and fourth quarter earnings	$72,242	$160,954	100%

As a result of our earnings performance for the third and fourth quarters of fiscal year 2012, 100% of the RSUs granted were earned. Because the combined periods’ earnings were sufficient, there was no need to review the quarterly earnings independently.

Once the RSUs are earned, they are subject to a vesting requirement based on service with us, with 25% vesting each year on November 11, with the first vesting to occur on November 11, 2012.

Terms of stock options and restricted stock units

Stock options and restricted stock units were issued to our named executive officers during fiscal year 2012 under our 2009 incentive award plan. The plan requires that the exercise price of options equals the fair market value on the day of the grant, as measured by the closing price of our common stock on the NYSE on the grant date. Generally, equity awards granted during the annual grant process are exercisable 25% per year on November 11th of each year after the grant date. In addition, as discussed below, vesting is automatically accelerated on a change of control or death. After vesting, our named executive officers may exercise options for a maximum period of the earlier of: (1) expiration of the grant (generally seven years after the date of grant); or (2) one year after separation for any reason (except six months after death in the case of non-US participants).

Equity compensation award policies

The committee’s policy is to generally have its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. In setting this policy the committee considered many factors, including the alignment of this date with the election of directors and the traditional October 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period. In addition, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (i.e., the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors. The exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date.

The committee’s policy on granting incentive awards for promotions, new hire and other special situations is that the grants must be properly approved in advance of, or on the grant date, and the grant date is to occur on the first business day of the month following the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day. The committee has delegated authority to our chief executive officer and our chief administrative officer and global general counsel to make grants in connection with new hires, promotions, or special situations, provided that the grants are not to executive officers, and are consistent with other practices relating to our equity award program. In fiscal year 2012, our officers approved grants of an aggregate amount of 148,300 option equivalents to individuals under this delegation. Restricted stock units are available for these grants, depending on the recipient’s position and represented 140,559 option equivalents of the 148,300 option equivalents.

Fiscal year 2012 equity ownership guidelines

In August 2010, after reviewing industry trends and competitive comparisons, the committee approved equity ownership guidelines for our executive officers in an effort to continue to improve alignment of stockholder and management interest, and to conform to prevalent peer practices. These guidelines require our chief executive officer to achieve stock ownership levels, including vested and unvested restricted stock units, in ResMed common stock of at least three times his annual base salary within five years. All other named executive officers are required to own at least one and one-half times their respective annual salaries within five years. If these guidelines are not met, upon vesting of restricted stock units or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met. As of August 2012, each of our named executive officers met their ownership guideline.

Change of control and termination arrangements

None of our named executive officers serving at the end of fiscal year 2012 has a contractual right to receive severance payments if employment is terminated, except in the event of certain change of control events, described below.

Equity award agreements. Our form of option agreement for named executive officers provides that if they terminate employment for any reason, they may exercise options that vested before their termination until one year after their employment terminates. This extended exercise period does not apply to any options that were unvested at the time of termination. These extended exercise provisions are intended to facilitate financial planning after employment terminates and to ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material public information about us.

In addition, both our form option grant agreement and form restricted stock unit agreement for executive officers provide accelerated vesting on a change of control or death. This accelerated vesting is intended to protect the expected economic benefit of the executive’s equity participation in the event of certain change of control transactions, and to make it easier to attract, retain, and motivate our key executives. All employees are entitled to similar acceleration of equity awards upon death or a change of control. We provide these vesting terms for employees who are not executive officers for reasons similar to those described below for our named executive officers. In addition, we believe it is consistent with our culture to provide, to the extent reasonable, similar benefits to all employees holding options or restricted stock unit awards.

Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team. Effective June 30, 2012, we entered into revised agreements with all of our executive officers. The primary change in the revised agreements is the elimination of excise tax gross-up benefits, to reflect the committee’s view of emerging best practice, particularly among peer companies, and in response to concerns expressed by our stockholders. The revised agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code.

Our change of control agreements provide accelerated option and restricted stock unit vesting on a change of control. These agreements also provide for severance payments based on a multiplier (based on position, which for our chief executive officer is 2 times) of salary, bonus and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control agreements can be found beginning on page 53 of this proxy statement under “Potential payments on termination or change of control.” These agreements are maintained in order to recruit and retain new executives, as well as to foster best efforts of management in the deliberation of a potential transaction. The committee believes that these agreements may continue to attract senior level candidates in light of the relatively specialized nature of our product offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve the company.

Perquisites and other benefits

The committee did not make any material changes in the perquisites and other benefits we provided to our named executive officers during fiscal year 2012. We provided the benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.

•

We provided comprehensive medical examinations to all of our named executive officers to promote their personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity and longevity.

•

We participate in a fractional aircraft interest program to provide for more efficient use of our executives’ time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes by our chief executive officer and, to a lesser extent, by other named executive officers, subject to chief executive officer approval. We also make the program available to our chief executive officer for his personal use. Other named executive officers may travel for personal use together with the chief executive officer. We reflect all personal use as a perquisite valued at our incremental costs as set forth in our summary compensation table. The aggregate incremental cost to us for any personal use is reviewed at least annually by the committee. Named executive officers may invite their spouses or guests to accompany them during specified business trips subject to space availability. Our chief executive officer is authorized to make limited exceptions to this policy, if viewed as essential or appropriate under the circumstances. Aircraft use by a named executive officer, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the executive based on the IRS standard industry fare level. We do not reimburse the officers for taxes on the imputed income. In view of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly to our chief executive officer.

•

We provided certain named executive officers with access to corporate club memberships they may use for personal and business use, to promote work/life balance, enable business entertainment and enhance community affiliations.

•

We provided certain of our named executive officers with a leased automobile available for business and personal use. This benefit is comparable with local market practices for executives in that region. We provide similar automobile benefits for other non-executives in that market and in other markets in which such benefits are a common compensation element.

•

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. This program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in this program enhances the overall sales incentive program and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that our named executive officers’ attendance at this program is a part of their general business duties.

•

We provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes. These benefits were approved by the compensation committee and included reimbursement of certain expenses, and a one-time lump sum transition allowances to be applied against costs as appropriate. These benefits did not include any extraordinary items such as home purchases or reimbursement for losses on the sale of real estate.

•

We also provided paid time off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions) and disability and life insurance plans. Named executive officers generally are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Deferred compensation plan

We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including, but not limited to executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, bonus, commissions and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant at some time in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on certain investment options chosen by the participant. These investment options are to be used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan. The committee believes that the deferred compensation plan represents an additional retention tool for executive management as well as an attractive vehicle in recruiting talent to our executive team.

Tax considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation for certain named executive officers exceeds $1 million in any one year. Under Section 162(m) the deduction limit does not apply to payments that constitute “qualified performance-based compensation.” Generally, objectively determinable performance bonus payments and option grants to our named executive officers are intended to constitute “qualified performance-based compensation” under Section 162(m) and not be subject to the Section 162(m) limit. However, in certain circumstances, the committee may provide bonus payments, option grants, and other payments and awards that do not constitute “qualified performance-based compensation” if the committee determines that payments and awards would be in the best interest of ResMed. If compensation to certain named executive officers does not constitute “qualified performance-based compensation,” Our deduction for US federal income tax purposes for that compensation may be wholly or partially disallowed under Section 162(m). Payments under our bonus program for fiscal year 2012, and the stock option grants and restricted stock units granted to our executive officers, are each intended to qualify as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s base amount. Excess parachute payments are subject to a 20% excise tax and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of stock options and certain severance payments) could be excess parachute payments. In fiscal year 2012, we amended our change of control agreements with all executive officers to eliminate any obligation of ResMed to provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to exercise tax.

Section 409A of the Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

Summary compensation table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2012, June 30, 2011, and June 30, 2010. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Named Executive Officer	Year	Salary (a)	Option Awards (b)	Stock Awards (c)	Non-Equity Incentive Plan Compensation (d)		All Other Compensation (e)		Total
Peter Farrell	2012	$880,013	$2,222,125	$3,035,278	$1,348,531		$93,005		$7,578,952
Chief executive officer	2011	$625,188	$1,031,540	$962,843	$740,742		$70,595		$3,430,908
and president	2010	$466,875	$1,622,780	$0	$607,255		$87,738		$2,784,648

Don Darkin President – sleep-disordered breathing strategic business unit	2012	$385,000	$0	$1,260,820	$326,173		$92,976		$2,064,969

Robert Douglas	2012	$513,991	$0	$1,545,718	$515,170		$236,859		$2,811,738
Chief operating officer	2011	$412,137	$0	$1,444,281	$314,259		$41,389		$2,212,065
	2010	$347,524	$0	$1,021,600	$275,523		$35,098		$1,679,745

Stein Jacobsen	2012	$300,487	$0	$1,260,820	$223,314	(f)	$575,825	(f)	$1,099,626
Former president - Europe	2011	$373,983	$0	$1,444,281	$274,485		$90,415		$2,183,163

David Pendarvis	2012	$445,132	$711,080	$630,396	$426,325		$44,323		$2,257,256
Chief admin officer, global	2011	$425,401	$773,655	$722,157	$307,965		$42,165		$2,271,343
general counsel and secretary	2010	$405,144	$567,973	$510,800	$321,206		$49,847		$1,854,970

Brett Sandercock	2012	$510,517	$0	$1,260,820	$488,944		$44,446		$2,304,728
Chief financial officer	2011	$462,045	$0	$1,444,281	$334,748		$45,914		$2,286,988
	2010	$378,025	$0	$1,021,600	$299,706		$37,843		$1,737,174

(a)	Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year. The 2012 base salaries for Messrs. Sandercock and Jacobsen (and for Mr. Douglas for a portion of the year) were paid in local currency. They are reported here in US dollars based on the fiscal year 2012 average annual exchange rate. The average annual exchange rates for fiscal year 2012 were approximately AUD to USD of 1 to 1.0332 and NOK to USD of 1 to 0.1746. Earlier years are reported using the rates disclosed in prior years’ proxy statements.

(b)	The amounts shown are the grant date fair value of stock options granted in the year indicated, computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, as amended (“FASB ASC Topic 718”). See “Grants of plan based awards table” for a more complete description.

(c)	The amounts shown are the grant date fair value of stock awards granted in the year indicated, computed under FASB ASC Topic 718. For a discussion of valuation assumptions for 2012, see Note 2(q) to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2012.

Stock options and restricted stock unit awards granted to our named executive officers in fiscal years 2009 through 2012 are governed by our 2009 incentive award plan. Stock options and restricted stock units generally vest 25% per year on or about November 11 of the year after the grant date.

(d)	Represents actual payouts under our performance-based cash bonus programs for the fiscal years shown. See “Compensation Discussion and Analysis – Annual performance based bonuses” and the “Grants of plan-based awards table” for a more complete description of the 2012 bonus program.

(e)	The amounts shown consist of our incremental cost for the provision in fiscal year 2012 to our named executive officer of certain specified perquisites, as follows:

Named Executive Officer	Medical Exams	Personal Use of Company Aircraft (i)	Personal Use of Corporate Club Memberships (ii)	Sales Incentive Award Travel (iii)	Tax Gross-Up		Relocation Compensation	Company Car(iv)	Other Compensation (vi)
Peter Farrell	$0	$50,360	$4,580	$2,270	$1,986	(iii)	$0	$0	$33,809
Don Darkin	$0	$0	$4,580	$5,136	$14,049	(iii)	$16,704	$0	$52,507
Robert Douglas	$3,489	$0	$0	$0	$37,035	(v)	$91,500	$0	$104,835
Stein Jacobsen	$0	$0	$0	$0	$0		$0	$29,382	$546,443
David Pendarvis	$2,216	$0	$4,580	$5,319	$4,656	(iii)	$0	$0	$27,553
Brett Sandercock	$930	$0	$0	$0	$0		$0	$0	$43,516

(i)	The calculation of the aggregate incremental cost for personal use of the company aircraft includes the variable costs incurred as a result of personal flight activity, such as the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft is primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because those costs would have been incurred regardless of personal use.

(ii)	The incremental cost of personal use of our golf club membership is allocated equally among Dr. Farrell, Mr. Darkin, and Mr. Pendarvis.

(iii)	We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. Amounts above represent the cost of the executive officer’s participation in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses for the executive officer and the officer’s spouse or guest. The cost shown as tax gross-up represents the amount we reimbursed the officer for tax associated with income imputed to the officer in connection with the program. We provide tax gross-ups to all employees who participate in this program. We do this to encourage participation in the program, because they might otherwise be discouraged from participating by tax expenses attributable to this program. Attendance is required as part of the attending executive officer’s management duty and enhances the effectiveness of the sales incentive program.

(iv)	Represents the incremental cost incurred by us in connection with a leased automobile for Mr. Jacobsen.

(v)	Represents a tax gross-up in connection with compensation we paid in connection with Mr. Douglas’ relocation from Australia to the US in fiscal year 2012, and in connection with his promotion to chief operating officer. This tax gross-up payment was consistent with our relocation policy for senior managers who are not executive officers.

(vi)	The amounts shown as “Other” include matching contributions we made under our US 401(k) plan and deferred compensation plan, government-mandated contributions we made under the ResMed Limited superannuation plan (a defined contribution retirement program for our Australia-based employees), executive long-term disability premiums paid by us on behalf of our named executive officers, and payouts of accrued unused vacation pay to Mr. Jacobsen in connection with his resignation from the company, and to Mr. Douglas in connection with his transfer from our subsidiary ResMed Limited to our holding company ResMed Inc. Those amounts for fiscal year 2012 were as follows:

Named Executive Officer	Company Contribution to Deferred Compensation Plan	Company Contribution to 401(k) and non-US Retirement	Insurance Premiums	Annual Leave Payout
Peter Farrell	$0	$10,000	$23,809	$0
Don Darkin	$0	$34,650	$17,857	$0
Robert Douglas	$0	$60,397	$5,028	$39,410
Stein Jacobsen	$0	$31,495	$1,786	$513,162	(f)
David Pendarvis	$0	$10,190	$17,364	$0
Brett Sandercock	$0	$39,605	$3,911	$0

We contribute to the US 401(k) Plan for each of our named participating executive officers on the same terms that apply to all other eligible employees. For fiscal year 2012 we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal bonus and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation. We also contributed to the ResMed Limited Superannuation Plan in Australia at the government-mandated rate of 9% of total base salary, up to the maximum contribution base. We also contributed to a government-mandated statutory insurance and collective pension scheme for Mr. Jacobsen under Norwegian law at rates from 5% to 8% of total cash compensation within statutory limits and a company executive pension plan at 8% of the total cash compensation above such limits.

We pay the cost of an executive long-term disability policy that provides for additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown above represent premiums paid for both generally-available and additional insurance. For a description of the company contributions made to the Amended and Restated ResMed Inc. Deferred Compensation Plan see “Deferred Compensation Plan.”

(f)	All other compensation for Mr. Jacobsen includes benefits in connection with his resignation. Under his employment agreement, Mr. Jacobsen was entitled to 12 months salary in the event of a termination of his employment (other than a termination as a result of a substantial breach by him of his agreement). In connection with his resignation, effective March 31, 2012, ResMed agreed to pay Mr. Jacobsen the following: a pro-rata bonus based on target achievement and reduced pro-rata to reflect his actual service during fiscal year 2012 (USD $223,314 based on the fiscal year 2012 average annual exchange rate of NOK to USD of 1 to 0.1746); and 12 months’ basic salary (USD $410,310 based on the same exchange rate). Mr. Jacobsen agreed to a non-competition and non-solicitation agreement for a period of one year after his final employment date. Simultaneous with his resignation, we entered into a consulting arrangement with Mr. Jacobsen, under which he will assist the company through December 31, 2012, as needed with the transition of his responsibilities, and as compensation, would be entitled to vesting of the final tranche of his 2008 option grants (5,000 shares at an exercise price of $21.68; and 35,000 shares at an exercise price of $15.52). All his remaining equity grants were cancelled as of the last day of his employment.

Grants of plan-based awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2012:

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (a)			Estimated Possible Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities Underlying Options(c)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option(d)
Named Executive Officer	Issued/ Grant Date	Threshold	Target	Max	Threshold	Target	Max
Peter Farrell	8/5/2011	$264,004	$1,056,015	$2,112,030
	9/1/2011				17,143	34,286	34,286			$1,065,266
	11/16/2011				35,715	71,429	71,429			$1,970,012
	11/16/2011							250,000	$27.58	$2,222,125
Don Darkin	8/5/2011	$28,875	$288,751	$577,502
	11/16/2011				22,858	45,715	45,715		n/a	$1,260,820
Robert Douglas	8/5/2011	$101,894	$407,576	$815,152
	10/3/2011				28,572	57,143	57,143		n/a	$1,545,718
Stein Jacobsen	8/5/2011	$16,902	$225,365	$450,730
	11/16/2011				22,858	45,715	45,715		n/a	$1,260,820
David Pendarvis	8/5/2011	$83,462	$333,849	$667,698
	11/16/2011				11,429	22,857	22,857		n/a	$630,396
	11/16/2011							80,000	$27.58	$711,080
Brett Sandercock	8/5/2011	$95,721	$382,885	$765,771
	11/16/2011				22,858	45,715	45,715		n/a	$1,260,820

(a)	Represents potential payouts under our annual performance-based cash bonus program for fiscal year 2012. The bonuses actually paid under the 2012 bonus program are reflected in the summary compensation table. The amounts for Messrs. Sandercock and Jacobsen were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2012 average annual exchange rates, which were approximately AUD to USD of 1 to 1.0332 and NOK to USD of 1 to 0.1746. The threshold amounts shown are based on achievement of the threshold or minimum level of performance with respect to the lowest weighted performance measure. The maximum amounts represent a cap of 200% of target bonus opportunity.

(b)	Represents potential shares of restricted stock that may be earned under our restricted stock unit awards for fiscal year 2012. In addition, earned RSUs are subject to a service-vesting condition of 25% per year on November 11 of each year following grant date. The threshold amounts shown in the table above are 50% of the RSUs granted, assuming that either the 2012 third quarter or fourth quarter earnings targets are achieved. The target and maximum amounts shown in the table above are 100% of the RSUs granted, assuming that both the third quarter and fourth quarter earnings targets or the combined third and fourth quarter targets are achieved. Based on actual performance, 100% of the units were earned for fiscal year 2012 performance.

(c)	Stock options granted to our executive officers in fiscal year 2012 were issued under our 2009 incentive plan, are exercisable 25% per year on November 11 of each year following the grant date and have an exercise price equal to the closing price of our common stock on the NYSE on the grant date.

(d)

The dollar value of options shown represents the grant date fair value based on the Black-Scholes model of option valuation, computed under FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model:

November 16, 2011
Market price of stock	$27.58
Exercise price of option	$27.58
Expected stock volatility	34%
Risk-free interest rate	0.98%
Expected life	5.29 years
Dividend yield	0

The dollar value of restricted stock units shown represents the grant date fair value, based on the closing value on the date of the various grants: $31.07, September 1, 2011; $27.05, October 3, 2011; and $27.58, November 11, 2011.

Outstanding equity awards at fiscal year end

The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at June 30, 2012.

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(a)		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (b)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested(c)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested(d)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(c)
Peter Farrell	0	250,000		$27.58	11/16/2018	21,429	$668,585	105,715	$3,298,308
	25,000	75,000		$33.70	11/11/2017
	100,000	100,000		$25.54	12/17/2016
	229,612	0		$19.25	2/3/2016
	150,000	50,000		$15.52	11/20/2015
	223,960	0		$12.47	1/20/2015
	200,000	0		$21.03	11/7/2014
	400,000	0		$23.10	11/10/2013
Don Darkin	0	30,000		$15.52	11/20/2015	52,143	$1,626,862	45,715	$1,426,308
	0	5,000		$21.68	10/1/2015
Robert Douglas	70,000	0		$19.25	2/3/2016	52,143	$1,626,862	57,143	$1,782,862
	35,000	35,000		$15.52	11/20/2015
	10,000	10,000		$18.67	8/1/2015
	90,000	0		$21.03	11/7/2014
	70,000	0		$23.10	11/10/2013
Stein Jacobsen	70,000	35,000	(e)	$15.52	11/20/2015
	5,000	5,000	(e)	$21.68	10/1/2015
	2000	0		$21.03	11/7/2014
	12,500	0		$21.71	8/1/2014
David Pendarvis	0	80,000		$27.58	11/16/2018	26,072	$813,446	22,857	$713,138
	18,750	56,250		$33.70	11/11/2017
	35,000	35,000		$25.54	12/17/2016
	35,000	35,000		$15.52	11/20/2015
	37,744	0		$21.03	11/7/2014
Brett Sandercock	5,000	0		$23.88	7/7/2016	52,143	$1,626,862	45,715	$1,426,308
	85,000	35,000		$15.52	11/20/2015
	80,000	0		$21.03	11/7/2014
	50,000	0		$23.10	11/10/2013

(a)	The table below shows the vesting schedules relating to unexercisable option awards represented in the above table by their expiration dates.

Expiration Date	Grant Date	Vesting Schedule
November 16, 2018	November 16, 2011	The original grant vests in four equal installments on November 11 of 2012, 2013, 2014 and 2015

November 11, 2017	November 11, 2010	The original grant vests in four equal installments on November 11 of 2011, 2012, 2013 and 2014

December 17, 2016	December 17, 2009	The original grant vests in four equal installments on November 11 of 2010, 2011, 2012 and 2013

November 20, 2015	November 20, 2008	The original grant vests in four equal installments on November 20 of 2009, 2010, 2011 and 2012

October 1, 2015	October 1, 2008	The original grant vests in four equal installments on October 1 of 2009, 2010, 2011 and 2012

August 1, 2015	August 1, 2008	The original grant vests in four equal installments on August 1 of 2009, 2010, 2011 and 2012

(b)	The number shows outstanding unvested earned RSUs. The table below shows the vesting schedules relating to the RSUs as follows:

Named Executive Officer	# Vesting on 11/11/12	# Vesting on 11/11/13	# Vesting on 11/11/14
Peter Farrell	7,143	7,143	7,143

Don Darkin	20,714	20,714	10,715

Robert Douglas	20,714	20,714	10,715

Stein Jacobsen	0	0	0

David Pendarvis	10,357	10,357	5,358

Brett Sandercock	20,714	20,714	10,715

(c)	The market value is equal to the number of RSUs multiplied by the closing price of our common stock ($31.20) on the NYSE at June 30, 2012, the last day of our fiscal year. To the extent the RSUs are earned, they are subject to a vesting requirement based on service with us, with 25% vesting each year on November 11.

(d)	The number shows RSUs that were not earned as of June 30, 2012. These RSUs were granted to our executive officers in fiscal year 2012 under our 2009 incentive plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2012. Fifty percent of the RSUs are earned based on our achievement of 2012 third quarter earnings target and 50% of the RSUs are earned based on our achievement of the 2012 fourth quarter earnings target while 100% of the RSUs could be earned based on our achievement of a combined 2012 third and fourth quarter earnings target. On June 30, 2012, these shares were unearned because the committee had not made a determination regarding whether the third or fourth quarter earnings targets, or the combined target, had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs based on the assumption that the third and fourth quarter earnings targets or the combined earnings target would be achieved. The committee determined in August 2012 that the combined earnings targets were achieved. In future years, these units will be shown as earned, but unvested, until they vest or are forfeited.

(e)	These options were not cancelled on the termination of Mr. Jacobsen’s employment, under the terms of Mr. Jacobsen’s consulting agreement with us. The balance of the unvested options and restricted stock held by Mr. Jacobsen when he resigned were cancelled.

Option exercises and stock vested

The following table summarizes the option exercises for each of our named executive officers for the fiscal year ended June 30, 2012. The number of stock awards vested represents previously earned RSUs that vested in fiscal year 2012. Information concerning RSUs earned based on fiscal year 2012 performance but not vested as of June 30, 2012, is located in the outstanding equity awards table above (see footnote d).

Named Executive Officer	Number of Shares Acquired on Option Exercise	Market Value on Option Exercise(a)	Number of Shares Acquired on RSU Vesting	Value Realized on RSU Vesting (b)
Peter Farrell	240,748	$5,532,353	7,142	$200,262

Don Darkin	49,500	$458,015	20,714	$580,821

Robert Douglas	20,000	$184,827	20,714	$580,821

Stein Jacobsen	0	$0	20,714	$580,821

David Pendarvis	252,802	$3,402,216	10,357	$290,410

Brett Sandercock	50,000	$573,750	20,714	$580,821

(a)	Represents the difference between the market value on exercise, less the exercise price for each share acquired.

(b)	Represents the value deemed realized based on the closing stock price on the date of vesting multiplied by the number of shares vested.

Nonqualified deferred compensation

We maintain the ResMed Inc. Deferred Compensation Plan. Our deferred compensation plan allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to and account balances under our deferred compensation plan by our named executive officers for and as of the year ended June 30, 2012.

Named Executive Officer	Executive Contributions in Fiscal Year 2012(a)	Registrant Contributions in Fiscal Year 2012(b)	Aggregate Earnings in Fiscal Year 2012(c)	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Fiscal Year 2012
Peter Farrell	$0	$0	$0	$0	$0

Don Darkin	$0	$0	$0	$0	$0

Robert Douglas	$0	$0	$0	$0	$0

Stein Jacobsen	$0	$0	$0	$0	$0

David Pendarvis	$319,744	$0	$0	$0	$319,744

Brett Sandercock	$0	$0	$0	$0	$0

(a)	Represents amounts that the named executive officers deferred in fiscal year 2012 under the deferred compensation plan. These amounts represent compensation earned by the named executive officers in fiscal year 2012 and are also reported in the appropriate columns in the summary compensation table above.

(b)	Represents the amounts credited in fiscal year 2012 as company contributions to the accounts of our named executive officers under the deferred compensation plan. These amounts are also reported in the summary compensation table above under the “All Other Compensation” column.

(c)	Represents the net amounts credited to the named executive officers’ accounts as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the summary compensation table.

General. Our deferred compensation plan is designed to attract and retain key employees by providing participants with an opportunity to defer receipt of a portion of participants’ salary, bonus and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, bonus and/or commissions for the plan year. The plan permits us to make discretionary contributions from time to time in our discretion, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan.

Distributions. Participants may elect to take distributions on: (i) participant’s separation from service with us; (ii) specified date; (iii) participant’s disability; (iv) participant’s death; (v) change of control of ResMed; or (vi) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding the foregoing, all distributions due to death or disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in the amounts that they elect to defer. Participants are vested in discretionary contributions in accordance with vesting schedules established by the plan’s administrative committee; however, such discretionary contributions will become 100% vested upon the earliest to occur of (i) the participant’s death; (ii) the participant’s disability; or (iii) a change of control of ResMed.

Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts can be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2012 are contained in the table below:

Name of investment option	Rate of return through June 30, 2012
PIMCO VIT Total Return Admin	5.95%
PIMCO VIT Real Return Admin	11.76%
Maxim T. Rowe Price Equity/Income	2.43%
American Funds IS Growth 2	-2.29%
Janus Aspen Perkins Mid Cap Value I	-3.94%
Maxim T. Rowe Price Mid Cap Growth	-1.42%
Royce Capital Small Cap Inv	-3.37%
Vanguard VIF Small Company Growth Inv	-2.63%
Maxim MFS International Value	-2.48%
American Funds IS International 2	-14.0%
Dreyfus Stock Index Initial	5.16%

Potential payments on termination or change of control

Change of control agreements.  Beginning in July 2007, we entered into agreements with each of our named executive officers and certain other members of senior management (a total of 19 currently employed persons as of September 19, 2012), that provide certain change of control payments and benefits. In June 2012, the agreements were amended. The primary changes were to eliminate any tax gross-up payments for excise taxes, provide that the prevailing party in any dispute would be reimbursed for attorneys’ fees, and to confirm that post-termination non-competition restrictions would not apply to California residents. There were other immaterial changes. The tax gross-up provisions were replaced with a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue code.

On the effective date of a “change of control” as defined in the agreement and summarized below, all of the executive’s unvested stock options, restricted stock, restricted stock units, performance shares or performance units will vest in full.

In addition, if at any time during the period that commences six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain additional compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or

•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); and

•	if we terminate other than for “cause” before the change of control, the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•

a severance payment equal to two times (in the case of Dr. Farrell), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s: (a) highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus (b) the higher of (i) the highest actual bonus received by the executive during the past three years before the year of termination; or (ii) a specified percentage of the termination base salary (120% in the case of Dr. Farrell, 80% in the case of Mr. Douglas, and 75% in the case of the other named executive officers); plus (c) the pro-rata portion of bonus amounts earned through the date of termination; plus (d) the amount we would be required to contribute on the executive’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the executive’s termination base salary;

•	the executive will become fully vested in the executive’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	all of the executive’s unvested stock options and shares of restricted stock, restricted stock units, performance shares or performance units will vest in full;

•

we will provide medical and dental health benefits for two years (in the case of Dr. Farrell) or one and one-half years (in the cases of the other named executive officers) following the date of termination; and

•

the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without such reduction.

All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years in the case of Dr. Farrell and one and one-half years in the cases of the other named executive officers), the executive will not induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us. This restriction will not apply to executives residing in California, in accordance with California law.

The initial term of the agreements terminate on December 1, 2015, the third anniversary of the effective date of the agreements. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (i) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (ii) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (iii) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities and authority that are materially diminished when compared with executive’s duties, responsibilities and authority with us immediately before the change of control; (b) a material reduction in executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to executive under the benefit plans and arrangements executive is participating in at the time of the change of control; (d) any failure by us to continue in effect, or any material reduction in target bonus opportunity or any material increase in target performance objectives under any bonus or incentive plan or arrangement the executive is participating in at the time of the change of control that results in a material negative change in the executive’s bonus or incentive compensation; (e) material diminution in the budget executive retains authority over at the time of the change of control; (f) any requirement by us that the executive be based anywhere that is at least fifty miles away from both (i) the executive’s office location as of the date of the change of control and (ii) the executive’s then primary residence, except for required travel by the executive on our business; (g) any failure by us to obtain the assumption of this agreement by our successor or assign; or (h) any purported termination by us of executive’s employment that is not effected by a notice of termination satisfying the requirements set forth in the agreement.

Equity award terms. Our form of option agreement for named executive officers provides accelerated option vesting on a change of control or death. Our form of restricted stock unit agreement for executive officers also provides accelerated vesting on a change of control. Acceleration of equity awards on a change of control is provided to all of our employees. We provide accelerated equity award vesting in all grants. We believe it provides an appropriate balance of incentives in the most likely change of control scenario: an acquisition by a larger entity, where our business performance after the transaction is not the primary determinant of performance of the new entity’s equity.

Estimated value of benefits. In accordance with US Securities and Exchange Commission rules and requirements, the following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements assuming that a change of control and qualifying termination of employment occurred on June 29, 2012, the last business day of fiscal year 2012. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. Also excluded is the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. Mr. Jacobsen has been excluded from the table as his employment terminated as of March 31, 2012. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a qualifying termination in connection with a change of control, our named executive officers will receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for Australian-based named executive officers are presented in US dollars based on the conversion rate in effect at the close of business June 29, 2012.

Named Executive Officer	Cash Severance(a)	Health and Insurance(b)	Retirement Plan Contributions(c)	Value of Equity Award Acceleration(d)	Total Value(e)
Peter Farrell	$5,040,000	$38,719	$20,000	$6,221,893	$11,320,612
Don Darkin	$1,299,375	$22,155	$15,000	$3,571,195	$4,907,725
Robert Douglas	$1,855,000	$20,221	$71,550	$4,083,823	$6,030,595
David Pendarvis	$1,528,353	$20,386	$15,000	$2,563,085	$4,126,823
Brett Sandercock	$1,714,331	$0	$68,573	$3,601,970	$5,384,874

(a)	Represents the dollar value of cash severance under the formula described above. The amounts do not include a pro-rated bonus for fiscal year 2012 as the trigger event occurs on the last day of fiscal year 2012, and thus the payout would be the same as if the trigger event had not occurred.

(b)	Represents continued medical and dental benefits for the payout period, based on our current costs to provide that coverage.

(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.

(d)	The value of option acceleration is based on the difference between the option exercise price and the closing price of our common stock ($31.20) on the NYSE on June 29, 2012. The value of acceleration of outstanding RSUs is based on the closing price of our common stock on the NYSE on June 29, 2012. All outstanding options and RSUs would accelerate on the change of control, even without a qualifying termination of employment. If additional options or RSUs are granted after the change of control but before a qualifying termination of employment, the vesting of the additional options and RSUs would accelerate on the qualifying termination of employment.

(e)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

In the event of a change of control without a qualifying termination of employment of any of our named executive officers, all equity awards held by the officer would accelerate. As a result, the valuation listed in the table above under “Value of Equity Award Acceleration” would be payable upon the change of control.

Risk considerations in compensation programs

The compensation committee reviews our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our company. This conclusion is supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-, long- and incentive-based compensation, and use of performance-based targets and evaluations.

Compensation committee report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2012 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2012 annual meeting of stockholders.

    COMPENSATION COMMITTEE

    Ronald Taylor, Chair

    Gary Pace

    Richard Sulpizio

The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Equity Compensation Plan Information

The following table summarizes outstanding stock option plan balances as of June 30, 2012:

Plan Category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans(c)
Equity compensation plans approved by security holders	11,524,593	$20.52	14,538,216

Employee stock purchase plan approved by security holders	N/A	N/A	407,340

Equity compensation plans not approved by security holders	0	0	0
Total	11,524,593	$20.52	14,945,556

(a)	Represents options and RSUs outstanding under our 1997 and 2009 incentive plans. Includes 9,363,720 shares to be issued on exercise of outstanding options and a total of 2,160,873 shares of common stock subject to outstanding RSUs (which includes the maximum number of shares that could be earned as of June 30, 2012, assuming maximum achievement of performance-related conditions in 2012 and includes unvested earned RSUs granted in prior years).

(b)	Represents the weighted-average exercise price of the 9,363,720 outstanding options as of June 30, 2012.

(c)	Represents shares available for issuance under our incentive plan and our employee stock purchase plan without giving effect to the additional share increase proposed for stockholder approval at this meeting. Please see Proposal 3.

Proposal 2:  Advisory vote to approve named executive officer compensation

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the US Securities and Exchange Commission rules. In November 2011, our stockholders approved, on an advisory basis, that we conduct this vote on an annual basis. Based on that approval, our board has determined that it will hold an advisory vote on named executive officers’ compensation annually, at least until the next required vote on the frequency of such an advisory vote.

Summary

We are asking our stockholders to provide advisory approval of the compensation paid to our named executive officers (who are our chief executive officer and president, chief operating officer, chief financial officer, chief administrative officer and global general counsel, former president – Europe, and president – sleep-disordered breathing strategic business unit) we have described in the “Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables. Our executive compensation program is designed to:

•

align the interests of our executives with those of our stockholders through equity-based incentive awards, in the form of stock options and restricted stock units, both of which align our executives’ financial rewards with those of our stockholders through appreciation of our stock price;

•

subject a significant portion of our executives’ compensation to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs and our restricted stock unit program; and

•	provide a total compensation program that is competitive with similarly-sized companies in the medical device and medical technology industries with which we compete for executive talent.

In 2012, our compensation programs aligned well with our goals and objectives and we continued to implement “best pay” practices and policies:

Overview of fiscal year 2012 – executive summary

Financial success. During the 2012 fiscal year, we continued our trend of successful financial performance with growth in net revenue, net income and diluted earnings per share, as illustrated below:

Financial measure	% change	Fiscal Year 2012 performance	Fiscal 2011 performance

Net revenue	10%	$1.37 billion	$1.24 billion

Net income	12%	$255 million	$227 million

Diluted earnings per share	19%	$1.71	$1.44

In addition, we experienced relatively strong total stockholder returns (TSR) on the NYSE for the 1-year, 3-year and 5-year periods ended June 30, 2012, as compared to the peer group we use for our compensation purposes.

Period	TSR on NYSE	Comparison to Peer Group

One year ended June 30, 2012	1%	Approx. 75th percentile

Three years ended June 30, 2012	15%	Between median and 75th percentile

Five years ended June 30, 2012	9%	Approx. 75th percentile

Because our primary listing is on the NYSE, our total stockholder returns based on performance of our CHESS Units of Foreign Securities trading on the Australian Securities Exchange is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year total stockholder returns on the ASX are, respectively, 5%, 7%, and 5%, all of which are consistent with or above the median when compared to our Australian peers, and above the ASX 100 index performance for those periods.

During the first three months of fiscal year 2013, our total stockholder return has continued to perform well. As of September 17, 2012, a share of ResMed stock had increased in value by more than 20% on both the ASX and the NYSE.

Compensation tied to performance. We believe that our executive officers were instrumental in achieving our positive financial results. We further believe that the compensation paid to our named executive officers for fiscal year 2012 reflects and is tied to their contributions to our success. During 2012, 87% of our chief executive officer’s compensation, and 71% of our other named executive officers’ compensation was at risk and tied to our financial and stock price performance.

•

Bonuses. During fiscal year 2012, we performed above target for our performance metrics under our annual cash incentive program, despite challenging overall economic conditions. As in the prior year, the primary performance measures for 2012 were net sales and net profit as a percentage of sales at the global level (weighted equally) and, for certain executive officers, at the regional or business unit level. We achieved 99.55% against target for global net sales, and 117.08% against target for net profit as a percentage of sales. Bonus payments to our named executive officers reflected our success and were paid at amounts ranging from approximately 113% to 128% of target bonus opportunity with our chief executive officer receiving approximately 128% of target bonus opportunity based on our global financial metrics. As the bonus payments exceeded target levels, they resulted in above median total cash compensation for our named executive officers as compared to our peer companies. Named officer bonuses were formulaic, based on performance versus the goals, and did not include any upwards discretion.

For fiscal year 2012, the target bonus opportunity for our named executive officers, other than our chief executive officer, was increased to 75% of base salary from 70% of base salary. This modest increase was designed to recognize the changed roles and responsibilities arising from the reorganization of our management structure at the commencement of the fiscal year, and to have a larger percentage of compensation at risk based on our performance. In addition, effective September 1, 2011, Mr. Douglas’ target bonus opportunity was increased to 80% of his base salary in connection with his promotion to chief operating officer and related increased responsibilities. Our chief executive officer’s target bonus opportunity continued at 120% of base salary.

•	Equity awards.

–	Restricted stock units. On the date of our 2011 annual meeting, we made our annual restricted stock unit grants to our named executive officers. Those restricted stock units may only be earned based on exceeding a minimum targeted pro forma net profit for the second half of fiscal year 2012. Because we exceeded the minimum targeted pro forma net profit for the second half of fiscal year 2012, all restricted stock units that were granted during fiscal year 2012 were earned, and continue to be subject to a four-year service-based vesting requirement commencing with the date of grant. The value executive officers ultimately realize from those restricted stock units will fluctuate over that period.

–	Stock options. On the date of our 2011 annual meeting, we granted stock options to certain of our named executive officers, with a strike price based on the price of our stock on the NYSE on that date of $27.58. As of the end of fiscal year 2012, our NYSE stock price was $31.20. Thus, our executive officers who received stock options had in-the-money gains from those options, although the options will vest over a four-year period from the grant date, and the value ultimately realized will fluctuate over that period and depend on when the options are exercised.

Response to “say-on-pay” vote and implementation of emerging best practices. During fiscal year 2012, our compensation committee, assisted by its independent compensation consultant, continued to monitor emerging best executive compensation practices, particularly among our peer companies. In addition, at our 2011 annual meeting, approximately 70% (69.83%) of our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement. At the time of the vote, about half our outstanding shares were traded on the Australian Securities Exchange, with the remaining half traded on the NYSE. The vote was generally split between exchanges, with over 80% of the NYSE stockholders voting to approve, and over 50% of the ASX stockholders voting to approve.

Based on our communications with stockholders, we believe last year’s vote was affected by certain factors unique to our dual-exchange listing, including the fact that total stockholder returns were lower on the ASX due to currency fluctuations. Total stockholder return was +2% on the NYSE in fiscal year 2011, while ASX investors’ total stockholder return was -18% in the same timeframe, due primarily to the strengthening of the Australian dollar against the US dollar in that period. In addition, we have adopted a compensation philosophy consistent with our US peer companies, paying our executives with lower salary, and considerably higher equity value than our Australian peers.

In response to this vote, our management communicated with most of our largest stockholders to identify reasons why they may have voted not to approve our executive compensation, and to elicit their views on our executive compensation program and philosophy, generally. Management shared the information received with our board and compensation committee. Most of our fiscal year 2012 compensation decisions were made before the November 2011 annual meeting and our conversations with our stockholders. Therefore, the compensation committee took the stockholder input into account primarily in its deliberations regarding compensation for fiscal year 2013. We took the following key compensation actions in response to our stockholders’ input, as well as to continue to better align our performance with compensation paid and tie management’s interests with those of our stockholders.

•

Implementing long-term performance-based equity awards. Beginning in fiscal year 2013, a portion of the equity grant made to executive officers will be performance-based, measured over a three-year period, based on total stockholder returns compared to companies included in a broad-based index of medical device companies. We intend to transition to a model where 50% of the equity value granted to executive officers will be performance-based using this methodology. We believe this design best balances the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In addition, it balances the current practices among our US-based peers, who currently grant a majority of the value of their equity awards in the form of time-vested stock options or restricted stock. In contrast, most of our Australian peers grant a majority of the value of their equity awards in the form of performance-based restricted stock. Most of our executive officers reside and work in the US, so we think this balance is appropriate.

•

Eliminated excise tax gross-ups in change of control agreements. Effective June 30, 2012, we revised all of our change of control agreements with our executive officers to eliminate any excise tax gross-ups. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax.

•

Dividend. During fiscal year 2012, we announced that we will begin paying a quarterly dividend in fiscal year 2013, and in August 2012 we declared a $0.17 per share dividend. While dividends and other capital management activities are not directly related to executive compensation, many of our stockholders mentioned their preference for dividends while discussing executive compensation. Accordingly, the board considered this input, along with other factors it found appropriate, in making its decision.

In addition, we have continued to use compensation practices that we understand to be consistent with best practices, and do not have practices generally viewed as problematic:

•	Salaries are reasonable. Our salaries are in line with our peers and reviewed annually against comparables.

•

Limited retirement plans. We do not provide disproportionate supplemental pension plans for our named executives. Our executives in the US and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees.

•

Bonus limits. Our short-term bonus program has a minimum requirement that we achieve 85% of our target before any payment is received on that target, and the maximum payout is 200% of target bonus (which would require that we achieve 130% of our targeted metrics). We do not guarantee bonuses, or have multi-year guaranteed bonuses.

•

Limited severance on termination. All but one of our named executive officers are employed at-will, without contracts, and have no right to severance on termination, except for terminations in the event of a change of control. The one named executive officer with a contractual severance right is our former president – Europe, whose contract was transferred to us on acquisition, and whose severance rights were in lieu of similar rights under Norwegian law.

•

Limited change of control severance. The severance on change of control is limited to a double-trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and bonus.

•

Equity award ownership guidelines. For fiscal year 2012, we continued to have stock ownership guidelines for our executives and increased the ownership guidelines for our directors. The guidelines require the chairman and chief executive officer to hold ResMed stock with a value target of three times annual base salary, while other executive officers will hold at one and one-half times their annual base salaries. As of the end of fiscal year 2012, each of our directors and named executive officers met their value target.

BOARD RECOMMENDATION

The board believes that the information provided above and within the “Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

Proposal 3: Approval of the amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan

We are asking our stockholders to approve an amendment (the “ESPP Amendment”) to the ResMed Inc. 2009 Employee Stock Purchase Plan, as originally adopted on November 13, 2003 and amended effective September 30, 2009 (the “ESPP”). The ESPP is designed to provide employees with the opportunity to purchase our common stock at a discount through accumulated payroll deductions during successive offering periods. On August 24, 2012, based on the recommendation of the compensation committee, the board approved and adopted the ESPP Amendment, subject to approval by our stockholders. The ESPP Amendment became effective on adoption by our board, subject to the approval of our stockholders. Our ESPP continues to be intended to substitute for equity grants for many employees who are not eligible for equity grants and to supplement smaller option grants for management. As a compensation tool, the ESPP will continue to assist us in: (1) retaining the services of our employees; (2) securing the services of new employees; (3) providing incentives for our employees to exert maximum efforts for our success; and (4) aligning the interests of our employees with the interests of our stockholders.

The ESPP Amendment is intended to increase the number of shares of our common stock that may be issued or transferred pursuant to awards under the ESPP by 2,000,000 shares, from 2,200,000 shares to 4,200,000 shares. As of September 17, 2012, there were approximately 407,340 shares remaining available for future awards under the ESPP. Accordingly, the ESPP Amendment would increase the number of shares available for future awards to approximately 2.4 million shares.

The principal features of the ESPP are summarized below, but the summary is qualified in its entirety by (1) the ESPP (as amended and restated in 2009), which was filed as Exhibit 10.2 to our current report on Form 8-K on November 23, 2009, and (2) the ESPP Amendment, which is included as Appendix A to this proxy statement. We encourage you to read the ESPP and the ESPP Amendment carefully. If the ESPP Amendment is not approved by our stockholders, the ESPP, as in effect before the board’s adoption of the ESPP Amendment, will remain in full force and effect. No shares will be sold under the increase in shares being proposed under the ESPP Amendment unless and until our stockholders approve the ESPP Amendment under this proposal.

The ESPP is intended to qualify under Section 423 of the US Internal Revenue Code, which affords certain tax benefits under US law to US participants.

Plan administration

The compensation committee administers the ESPP. The compensation committee will have the discretionary authority to administer and interpret the ESPP, including the authority to: (1) determine when rights to purchase our common stock are granted and the terms and conditions of each offering period; (2) designate from time to time which of our subsidiaries are participating subsidiaries, and thus employees of such participating subsidiaries may be eligible to participate in the ESPP; (3) construe and interpret the ESPP and the rights offered under the ESPP; (4) establish, amend and revoke rules and regulations for the administration of the ESPP; (5) amend the ESPP, as explained below; and (6) exercise other powers and perform other acts deemed necessary to carry out the intent of the ESPP. Our board, in its sole discretion, may, at any time and from time to time, assume the responsibilities and duties of the compensation committee under the ESPP.

Shares available under the ESPP

The ESPP Amendment increases the maximum number of shares authorized for sale under the ESPP, from 2,200,000 to 4,200,000. This total number of shares is equal to approximately 3% of the total number of our shares of common stock outstanding on September 17, 2012. But, as mentioned above, only approximately 2.4 million of these would be available for future awards, representing approximately 1.6% of the stock outstanding. The common stock available for sale under the ESPP may be authorized, but unissued shares, treasury shares or shares purchased in the open market or in private transactions.

Eligible employees

Employees eligible to participate in the ESPP, as amended, generally include our employees and employees of our subsidiaries that have been designated from time to time by the compensation committee as participating subsidiaries in the ESPP. As of September 17, 2012, we had 3,505 employees. The compensation committee may, in its sole discretion and consistent with the requirements of Section 423 of the US Internal Revenue Code, exclude employees (1) who have been employed by us or by a designated subsidiary for less than two years, (2) who customarily work five months or less in a calendar year or are customarily scheduled to work less than 20 hours per week, (3) who is a highly compensated employee of ResMed Inc. or any participating subsidiary (within the meaning of Section 414(q) of the US Internal Revenue Code), or (4) who is a citizen or resident of a foreign jurisdiction, where the grant of an option under the ESPP would be prohibited under the laws of that foreign jurisdiction, or compliance with the laws of that foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the US Internal Revenue Code. Any exclusion of employees under the ESPP will be applied in an identical manner to all employees of the company and its participating subsidiaries whose employees are granted options under the ESPP, in accordance with Section 423 of the US Internal Revenue Code. An employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all of the classes of our stock or the stock of one of our subsidiaries is not allowed to participate in the ESPP.

Sub-plans

The ESPP grants the compensation committee authority to adopt sub-plans in order to ensure that the terms of the ESPP, as applicable to non-US subsidiaries designated as participating subsidiaries, comply with applicable foreign laws. A sub-plan may be adopted for each non-US subsidiary designated as a participating subsidiary by the compensation committee from time to time. Sub-plans adopted under the ESPP will not be intended to qualify under Section 423 of the US Internal Revenue Code. As of September 17, 2012, the following subsidiaries participate in the ESPP sub-plan: ResMed Inc., ResMed (UK) Limited, ResMed (EPN) Limited, ResMed Asia Pacific Limited, ResMed Finland OY, ResMed Hong Kong Limited, ResMed Germany Inc., ResMed KK, ResMed Limited, ResMed Asia Operations Pty Ltd, ResMed New Zealand Limited, ResMed GmbH and Co KG, ResMed SAS, ResMed Sweden AB, ResMed Schweiz AG, MAP Medizin-Technologie GmbH, ResMed Deutschland GmbH, ResMed Medizintechnik GmbH, ResMed Norway AS, ResMed Paris SAS, ResMed India Private Ltd, BiancaMed Ltd. and Gruendler GmbH.

Offering

Under the ESPP, participants are offered the right to purchase shares of our common stock at a discount during successive offering periods. Each offering period under the ESPP will be for a period of time determined by the compensation committee of no less than three months and no more than 27 months. Currently, the compensation committee has approved successive six-month offering periods for the ESPP. The first trading day of an offering period is referred to as the date of grant. On the date of grant participants are granted the right to acquire shares of our common stock on the last trading day of the offering period. The last trading day during an offering period is referred to as the date of purchase. Unless a participant has previously cancelled his or her participation in the ESPP, the participant will be deemed to have exercised his or her right to purchase shares in full as of each date of purchase. At exercise the participant will purchase the number of shares of common stock that his or her accumulated payroll deductions during that offering will buy at the purchase price for that offering period. The purchase price for our common stock under the ESPP will be the lesser of 85% of the fair market value of our common stock on the date of grant or 85% of the fair market value of our common stock on the date of purchase. The fair market value of our common stock on the current period’s grant date (May 1, 2012) was $34.44 and the fair market value of our common stock on September 17, 2012, was $39.00.

We expect future offering periods to begin on the conclusion of each offering period and continue for a period of six months, unless otherwise determined by the compensation committee.

Participation

Eligible employees can enroll under the ESPP by completing a participation agreement within the time specified by the compensation committee. Each participation agreement must authorize the deduction of at least 1%, but not more than 50%, of the eligible employee’s compensation towards the purchase of our common stock, unless the compensation committee sets a different maximum percentage. A participant’s authorized payroll deduction will be deducted on each payday during an offering period. Any amounts that are insufficient to purchase whole shares of our common stock on a date of purchase, and thus, are unused, will be carried over to the next offering period unless the participant withdraws from the ESPP, or is no longer eligible to participate in the ESPP, in which case, those unused amounts will be distributed to him or her in cash, without interest.

In no case may a participant be granted an option to purchase shares of common stock under the ESPP that, together with the other options to purchase shares of common stock under all other employee stock purchase plans (if any) of the company or its subsidiary, accrues at a rate that exceeds $25,000 of the fair market value of such shares of common stock for any calendar year in which the option is outstanding, in accordance with Section 423 of the US Internal Revenue Code. In addition, the compensation committee will place a limit on the maximum number of shares any participant can acquire in a single offering period (this limit is currently 5,000 shares and is also subject to the annual $25,000 limit discussed above). If the aggregate subscriptions by all participants exceed the number of authorized shares of common stock available for purchase under the ESPP, all subscriptions will be reduced on a pro-rata basis.

Except as otherwise provided by the compensation committee in the terms of an offering period, a participant may cancel his or her payroll deduction authorization at any time before the end of the offering period. On cancellation, the balance of the participant’s account will be refunded in cash, without interest. The compensation committee may provide that a participant can increase, decrease, or suspend his or her payroll deduction authorization during an offering period, in accordance with Section 423 of the US Internal Revenue Code. Additionally, if a participant ceases to be an eligible employee during an offering period, that person’s participation in the ESPP will cease and the balance of that participant’s account will be refunded to him or her in cash, without interest. In the event of a death of a participant, if the participant’s option is transferred to the participant’s estate by will or the laws of descent or distribution, the decedent’s balance may continue to be applied for the acquisition of shares at the end of the relevant offering period.

Adjustments on changes in capitalization, dissolution, liquidation, merger or asset sale

In the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, sale, transfer, exchange or other disposition of all or substantially all of our assets, or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities, or other similar corporate transactions or events, if the compensation committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP or with respect to any right under the ESPP, the compensation committee may adjust the number and kind of shares of securities with respect to which options may be granted, the number and kind of shares of stock subject to outstanding options, and the option price with respect to any option.

In the event of any transaction or event described above that is an unusual or nonrecurring transaction or event affecting us, any of our affiliates, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, the compensation committee may take any one or more of the following actions whenever the compensation committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP or with respect to any right under the ESPP, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

•	provide that all rights then outstanding under the ESPP will terminate without being exercised on such date as the compensation committee determines in its sole discretion;

•	provide that all rights then outstanding under the ESPP will be exercised and terminate immediately after such exercise;

•

provide for either the purchase of any rights then outstanding under the ESPP for an amount of cash equal to the amount that could have been obtained on the exercise of such right had the right been currently exercisable, or the replacement of the right with other rights or property selected by the compensation committee in its sole discretion;

•

provide that rights then outstanding under the ESPP will be assumed by the successor or survivor corporation, or a parent or subsidiary of the successor or survivor corporation, or will be substituted for by similar rights for the stock of the successor or survivor corporation, or a parent or subsidiary of the successor or survivor corporation, with appropriate adjustments as to the number and kind of shares and prices; and

•

make adjustments in the number and type of shares of common stock (or other securities or property) subject to outstanding rights, or in the terms and conditions of outstanding rights, or rights which may be granted in the future.

Amendment and termination

The compensation committee may at any time, and from time to time, amend, suspend or terminate the ESPP. However, without obtaining stockholder approval within 12 months before or after the action, the compensation committee may not amend the ESPP to either increase the number of shares that may be purchased under the ESPP or to amend the ESPP in a way that requires stockholder approval under the US Internal Revenue Code. Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the board or the compensation committee, as applicable, may change the offering periods, limit the frequency and number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than US dollars, permit payroll withholding in excess of the amount designated by a participant to adjust for delays or mistakes in our processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and accounting and crediting procedures to ensure that amounts applied toward the purchase of stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the board or the compensation committee, as applicable, determines in its sole discretion advisable which are consistent with the ESPP and Section 423 of the US Internal Revenue Code. The ESPP will be in effect until September 29, 2019, unless sooner terminated by our board in accordance with the ESPP.

CERTAIN US FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEE STOCK PURCHASE PLAN

The following discussion is required by rules of the Securities and Exchange Commission, and summarizes the US Federal income tax consequences of an employee’s participation in the ESPP. It does not summarize tax consequences for any employees who are not US taxpayers. This summary does not address federal employment taxes, state, local and foreign income taxes and other taxes that may be applicable and is not intended to be a complete description of the tax consequences of participation in the ESPP.

The ESPP is intended to be an employee stock purchase plan within the meaning of section 423 of the US Internal Revenue Code. Under a plan that so qualifies, no taxable income is recognized by a participant, and no deductions are allowed to us, in connection with the grant of the option under the plan that occurs on the date of grant (first trading day) for an offering period or the automatic exercise of such option and acquisition of shares under the plan that occurs on the last trading day for an offering period.

Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares less than two years after the date of grant, or within one year after the date of purchase for those shares, then the participant generally will recognize ordinary income equal to the amount by which the fair market value of the shares on the date of purchase exceeds the purchase price paid for those shares, and we generally will be entitled to an income tax deduction equal in amount to such excess. The income is recognized by the participant, and the deduction taken by us, for the taxable year in which such sale or disposition occurs. For purposes of the US Internal Revenue Code, the date of purchase means the date the shares are issued on automatic exercise of the option on the last trading day of the offering period.

If the participant sells or disposes of the purchased shares more than two years after the date of grant and more than one year after the date of purchase for those shares, then the participant will recognize ordinary income equal to the lesser of: (1) the amount by which the fair market value of the shares on the sale or disposition exceeds the purchase price paid for those shares; or (2) 15% of the fair market value of the shares on the date of grant for the offering period in which the shares were acquired, and any additional gain upon the disposition generally will be taxed as a long-term capital gain. The income is recognized by the participant for the taxable year in which such sale or disposition occurs. We generally will not be entitled to any income tax deduction with respect to such sale or disposition.

If the participant still owns the purchased shares at the time of death, the lesser of: (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price; or (2) 15% of the fair market value of the shares on the date of grant for the offering period in which those shares were acquired, will constitute ordinary income in the year of death.

PLAN BENEFITS AND FOR DIRECTORS

Directors who are not employees will not receive any benefits under the ESPP and may not participate in the ESPP. Peter Farrell, our chairman of the board, chief executive officer and president, will not participate in the ESPP. Dr. Farrell has irrevocably elected not to participate in the ESPP. In the event Dr. Farrell elects to participate in the ESPP, we will seek prior stockholder approval. We will not issue any shares to Dr. Farrell under the ESPP without first obtaining stockholder approval. The benefits that will be received under the ESPP by our current executive officers and by all eligible employees are not currently determinable.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE RESMED INC. 2009 EMPLOYEE STOCK PURCHASE PLAN.

Audit Committee Report

Following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended June 30, 2012, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the three years in the period ended June 30, 2012, and the notes to those statements.

The audit committee oversees our financial reporting process on behalf of our board of directors. Our management has primary responsibility for our financial statements as well as its financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles. In this context, the audit committee has reviewed and discussed with management and its independent auditors, KPMG LLP, our audited financial statements as of and for the year ended June 30, 2012. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU sec. 380), and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by PCAOB regarding the independent auditors’ communications with the audit committee concerning the accountant’s independence and it has discussed with the auditors their independence from ResMed and its management.

The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports and statements presented to them by our management and by the independent auditors. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with generally accepted auditing standards or that our auditors meet the applicable standards for auditor independence.

Pre-approval policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Based on the reports and discussions described above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2012, for filing with the SEC.

AUDIT COMMITTEE

Michael Quinn, Chair

Christopher Roberts

John Wareham

The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Audit fees

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2012 and 2011, and fees billed for other services by KPMG LLP:.

Fees	2012	2011
Audit fees(a)	$1,796,488	$1,761,181
Audit-related fees	$0	$0
Tax-related fees(b)	$0	$0
All other fees(c)	$0	$0

Total fees	$1,796,488	$1,761,181

(a)	Fees for audit services consisted of: (i) audit of our annual financial statements; (ii) reviews of our quarterly financial statements; (iii) consents and other services related to US Securities and Exchange Commission matters; and (iv) Sarbanes-Oxley Act section 404 attestation reports.
(b)	Fees related to tax for international corporate services.
(c)	Fees related to review and approvals of financial statements included in registration statements.

Proposal 4: Ratification of selection of KPMG LLP as our independent auditors for fiscal year ending June 30, 2013

The firm of KPMG LLP, our independent auditors for the fiscal year ended June 30, 2012, was selected by the audit committee to act in the same capacity for the fiscal year ending June 30, 2013. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

Representatives of KPMG LLP are expected to be present at the meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING 2013.

Transaction of other business that may properly come before the meeting

The board of directors does not intend to bring other matters before the annual meeting except items incident to the conduct of the meeting, and we have not received timely notice from any stockholder of an intent to present any other proposal at the meeting. On any matter properly brought before the annual meeting by the board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

A-1

APPENDIX A

AMENDMENT NO. 1 TO THE RESMED INC. 2009 EMPLOYEE STOCK PURCHASE PLAN

ResMed Inc., a Delaware corporation (the “Company”), maintains the ResMed Inc. 2009 Employee Stock Purchase Plan (the “ESPP”), as adopted by the Board of Directors on September 30, 2009, and approved by the Company stockholders on November 18, 2009. This Amendment No. 1 to the ESPP (the “Amendment”) will be effective on August 24, 2012, subject to the approval of the Company’s stockholders at the 2012 annual meeting of Company stockholders. No shares will be sold pursuant to the increase in shares being proposed under this Amendment unless and until our stockholders approve the Amendment. Capitalized terms not defined herein shall have the meanings given to such terms in the ESPP.

The purpose of this Amendment is to increase the number of shares available for distribution under the ESPP. The changes set forth in this Amendment shall apply to any sub-plan of the ESPP.

Section 2 of the ESPP is hereby replaced and restated in its entirety as set forth below:

1.    Stock Subject to the Plan.    Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock that may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 4,200,000 shares of common stock. The shares of Stock sold pursuant to Options granted under the Plan may be unissued shares or treasury shares of Stock, or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason, or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of this Plan, unless this Plan shall have been terminated, but all shares sold under this Plan, regardless of source, shall be counted against the limitation set forth above.

2.    Except as set forth in this Amendment, all other Articles, Sections, terms and conditions of the ESPP shall remain unchanged and in full force and effect.

* * * * *

I hereby certify that the foregoing was duly adopted by the Board of Directors of ResMed Inc. on August 24, 2012.

David Pendarvis, secretary

* * * * *

I hereby certify that the foregoing was approved by the stockholders of ResMed Inc. on November         , 2012.

Executed on this         day of                , 2012.

David Pendarvis, secretary

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: CONSTANCE BIENFAIT

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. US Eastern Time November 14, 2012. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 14, 2012.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. US Eastern Time November 14, 2012. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49637-P29667 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RESMED INC.
The Board of Directors recommends you vote FOR the following proposals: Vote on Directors
1.	Election of three directors, each to serve for a three-year term.
	Nominees:	For	Against	Abstain
	1a. Dr. Peter Farrell	☐	☐	☐

	1b. Dr. Gary Pace	☐	☐	☐

	1c. Ronald Taylor	☐	☐	☐

Vote on Proposals								For	Against	Abstain

2.	Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.							☐	☐	☐

3.	Approve an amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan, which increases the number of shares authorized for issue under the plan by 2 million shares, from 2.2 million shares to 4.2 million shares.							☐	☐	☐

4.	Ratify our selection of KPMG LLP as our independent auditors for the fiscal year ending June 2013.							☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature	(Joint Owners)	Date

RESMED INC.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 15, 2012 at 3:00 p.m. (US Pacific Time); Friday, November 16, 2012, at 10:00 a.m. (Australian Eastern Time)

Location:	ResMed’s corporate office 9001 Spectrum Center Boulevard San Diego, California 92123

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M49638-P29667

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of ResMed Inc. held of record by the undersigned on September 17, 2012, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 15, 2012, at 3:00 p.m., US Pacific Time (Friday, November 16, 2012 at 10:00 a.m., Australian Eastern Time) in ResMed’s corporate office, 9001 Spectrum Center Boulevard, San Diego, California 92123, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1 and “FOR” Items 2, 3, and 4.

(See reverse for voting instructions)